Exhibit 99.1

2016 Annual Report

CompuCom Systems, Inc. & Subsidiaries

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among other items, statements regarding our expected business outlook, anticipated financial position and operating results, our business strategy and means to implement our strategy, our objectives, industry trends, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. You should not put undue reliance on our forward-looking statements. These statements are based on our management’s beliefs and assumptions, which, in turn, are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from these forward-looking statements as a result of a wide variety of factors, including various risks discussed in “Risk Factors” in our Offering Memorandum dated May 2, 2013 and elsewhere in this annual report.

Accordingly, we urge you to read this annual report completely and with the understanding that actual future results may be materially different from our plans or expectations, including the forward-looking statements in this annual report. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this annual report. Except as required by applicable law, including the federal securities laws, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

In this annual report, references to “CompuCom,” the “Company,” “we,” “us” and “our” refer to CompuCom Systems, Inc. and its subsidiaries, unless expressly stated otherwise, or unless the context indicates otherwise.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is intended to provide a reader of our consolidated financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity, and certain other factors that may affect our future results. Our MD&A is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) unless specifically noted in the report. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. This information should be read in conjunction with the consolidated financial statements and notes included in this annual report. Our MD&A is presented in the following sections:

•	Overview

•	Business Update

•	Results of Operations

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Critical Accounting Estimates

•	Recent Accounting Pronouncements

Overview

We are a leading provider of information technology (IT) outsourcing services and products to North American enterprise organizations. We offer a broad range of solutions that includes end user computing (tablets, smartphones, laptops and desktops), data center management, service desk, network infrastructure and IT workforce solutions. Our largest service offering is end user computing, which provides on-site services to assist corporate end users with their IT needs. Over the last few years, we have expanded into emerging areas which require platform expertise and management, including mobile device management and cloud services. We have consistently been ranked as a “leader” in the North American managed workplace services market by a leading technology and independent research firm. We provide a single point of contact for the management of our customers’ IT infrastructure including platform selection, provisioning, deployment and maintenance.

We operate our business in two segments: Service and Product.

•	Through our Service segment, we deliver innovative services through a customer-centric sales and delivery model. Our expertise enables us to deliver a comprehensive IT infrastructure management solution to our customers. For the year ended December 31, 2016, our Service segment generated approximately 79.3% of our total revenue and 80.8% of our gross margin.

•	Through our Product segment, we offer a broad vendor-neutral product offering, which enables our customers to turn to a trusted party for hardware and software procurement and deployment solutions. For the year ended December 31, 2016, our Product segment generated approximately 20.7% of our total revenue and approximately 19.2% of our gross margin.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our business is subject to seasonality. Our Service margins are negatively impacted in the first quarter of each year due to a higher proportion of state and federal unemployment taxes paid for our Service personnel. Within our Product segment, hardware sales are driven primarily by our customers’ refresh cycles.

Business Update

Software Update

Substantially all software customers have been transferred to SoftwareONE, Inc. (SoftwareONE) as of the date of this report. We expect to put more emphasis on jointly growing the customer portfolio in future periods.

The effects of this strategic alliance on our results are as follows:

•	A significant reduction in software gross billings as SoftwareONE now bills the transitioned customers directly.

•	A decrease in software revenue, which is at 100% margin, as we share in the software margin with SoftwareONE in the form of agency fees.

•	A decrease in operating expenses as we have transitioned certain operations and back office functions from the existing software business to SoftwareONE

Clearpath Holdings, LLC Acquisition

In August 2016, CompuCom acquired a 40% interest in Clearpath Holdings, LLC (Clearpath). Clearpath has established itself in the Washington, D.C. metropolitan area as a premier provider of data center infrastructure and cloud technology solutions and services. Clearpath has experienced strong growth over the last several years and we believe this relationship will allow us to drive revenue within that region. In addition, it provides an opportunity for us to expand our service offerings to middle market companies.

Internet of Things Acquisition

On January 19, 2017, the Company acquired certain assets of EXT-IOT, LLC, a company engaged in the business of the development, marketing, sales and implementation of an internet of things (IOT) offering and portfolio in Florida and across the United States. IOT is expected to be a major area of growth for retail and financial services providing additional touch points for our go-to-market strategy. The total purchase price consisted of cash consideration of $2.0 million and potential future cash consideration contingent on earnings targets.

Impact of Large Customer Contract

The unprofitable contract with the large Service customer discussed in previous reports was terminated and the transition of these services to another provider was completed in 2015.

Given the material operating improvement resulting from the termination of the contract, the MD&A herein includes adjustments to the presentation of our results to reflect a scenario in which the contract in its entirety was not in place during the years ended both December 31, 2015 and 2014.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following tables set forth EBITDA and Adjusted EBITDA (in thousands), as further defined in the Reconciliation of Net Loss to Adjusted EBITDA section below, for the years ended December 31, 2016, 2015, and 2014 on an actual basis and on an as adjusted basis to exclude the impact of the large customer contract on our results, as discussed above. The presentation of non-GAAP adjusted information represents a supplemental measure of our performance and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Although this presentation does not comply with GAAP, we believe it provides meaningful information to investors. These results have not been prepared on a pro forma basis under applicable regulations and may not be indicative of future results of operations.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

	Year ended December 31,
	2016		2015						2014
	Actual		Actual		Less customer contract impact		Adjusted to Exclude Customer Contract		Actual		Less customer contract impact		Adjusted to Exclude Customer Contract
	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
Revenue:
Service	$883,413	79.3%	973,133	79.2%	27,823	100.0%	945,310	78.7%	1,055,788	80.8%	55,700	100.0%	1,000,088	79.9%
Product	229,967	20.7%	255,233	20.8%	—	0.0%	255,233	21.3%	251,378	19.2%	—	0.0%	251,378	20.1%

Total revenue	1,113,380	100.0%	1,228,366	100.0%	27,823	100.0%	1,200,543	100.0%	1,307,166	100.0%	55,700	100.0%	1,251,466	100.0%
Gross margin:
Service	263,739	23.7%	281,064	22.9%	(2,834)	-10.2%	283,898	23.6%	280,996	21.5%	(20,946)	-37.6%	301,942	24.1%
Product	62,502	5.6%	69,853	5.7%	—	0.0%	69,853	5.8%	89,063	6.8%	—	0.0%	89,063	7.1%

Total gross margin	326,241	29.3%	350,917	28.6%	(2,834)	-10.2%	353,751	29.5%	370,059	28.3%	(20,946)	-37.6%	391,005	31.2%

Segment gross margin percentage:
Service		29.9%		28.9%		-10.2%		30.0%		26.6%		-37.6%		30.2%
Product		27.2%		27.4%		N/A		27.4%		35.4%		N/A		35.4%

Total gross margin percentage		29.3%		28.6%		-10.2%		29.5%		28.3%		-37.6%		31.2%

Operating expenses:
Selling, general and administrative (excluding depreciation and amortization)	246,039	22.1%	282,824	23.0%	1,353	4.9%	281,471	23.4%	290,364	22.2%	5,212	9.4%	285,152	22.8%
Asset impairment	109,569	9.8%	155,667	12.7%	—	0.0%	155,667	13.0%	158,409	12.1%	4,767	8.6%	153,642	12.3%
Acquisition related costs	191	0.0%	—	0.0%	—	0.0%	—	0.0%	442	0.0%	—	0.0%	442	0.0%
Restructuring costs	16,293	1.5%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Total operating expenses (excluding depreciation and amortization)	372,092	33.4%	438,491	35.7%	1,353	4.9%	437,138	36.4%	449,215	34.4%	9,979	17.9%	439,236	35.1%

Gain on debt extinguishment	5,299	0.5%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Other income, net	3,381	0.3%	10,207	0.8%	—	0.0%	10,207	0.9%	1,699	0.1%	—	0.0%	1,699	0.1%

EBITDA	$(37,171)	-3.3%	(77,367)	-6.3%	(4,187)	-15.0%	(73,180)	-6.1%	(77,457)	-5.9%	(30,925)	-55.5%	(46,532)	-3.7%

Adjustments, as defined in the Term Loan and Senior Notes*	119,465	10.7%	170,291	13.9%	4,187	15.0%	166,104	13.8%	204,851	15.7%	30,925	55.5%	173,926	13.9%

Adjusted EBITDA	$82,294	7.4%	92,924	7.6%	—	0.0%	92,924	7.7%	127,394	9.7%	—	0.0%	127,394	10.2%

*	The senior secured term loan facility (Term Loan) and senior notes (Senior Notes) were used to fund the 2013 acquisition, as discussed in Note 9, Financing Arrangements , of the accompanying consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

Subsequent to the issuance of the consolidated financial statements, the Company concluded that it did not properly record foreign currency gains and losses on intercompany balances denominated in a currency other than the functional currency of the parties to the transaction for the years ended December 31, 2015 and 2014. The Company concluded the effects of this error to the consolidated financial statements were not material to the accounts as previously presented and has revised the previously reported consolidated financial statements for the years ended December 31, 2015 and 2014 to appropriately correct these errors, as well as other inconsequential, miscellaneous errors related to 2015 and prior years. These adjustments did not have a material impact on Adjusted EBITDA. See Note 1(t), Revisions to Prior Year Financial Statements, of the accompanying consolidated financial statements for more information related to these errors.

Results of operations in dollars and as a percentage of total revenue as revised were as follows (in thousands):

	2016			2015			2014
	Dollars	% of Revenue	% YoY Change	Dollars	% of Revenue	% YoY Change	Dollars	% of Revenue
Revenue:
Service	$883,413	79.3%	-9.2%	973,133	79.2%	-7.8%	1,055,788	80.8%
Product	229,967	20.7%	-9.9%	255,233	20.8%	1.5%	251,378	19.2%

Total revenue	1,113,380	100.0%	-9.4%	1,228,366	100.0%	-6.0%	1,307,166	100.0%
Gross margin:
Service	263,739	23.7%	-6.2%	281,064	22.9%	0.0%	280,996	21.5%
Product	62,502	5.6%	-10.5%	69,853	5.7%	-21.6%	89,063	6.8%

Total gross margin	326,241	29.3%	-7.0%	350,917	28.6%	-5.2%	370,059	28.3%

Segment gross margin percentage
Service		29.9%	1.0%		28.9%	2.3%		26.6%
Product		27.2%	-0.2%		27.4%	-8.1%		35.4%

Total gross margin percentage		29.3%	0.7%		28.6%	0.3%		28.3%

Operating expenses:
Selling, general and administrative	280,849	25.2%	-13.5%	324,612	26.4%	-4.1%	338,591	25.9%
Asset impairments	109,569	9.8%	-29.6%	155,667	12.7%	-1.7%	158,409	12.1%
Acquisition related costs	191	0.0%	100.0%	—	0.0%	-100.0%	442	0.0%
Restructuring costs	16,293	1.5%	100.0%	—	0.0%	0.0%	—	0.0%

Total operating expenses	406,902	36.5%	-15.3%	480,279	39.1%	-3.5%	497,442	38.1%

Loss from operations	(80,661)	-7.2%	-37.6%	(129,362)	-10.5%	1.6%	(127,383)	-9.7%
Gain on debt extinguishment	5,299	0.5%	100.0%	—	0.0%	0.0%	—	0.0%
Other income, net	3,381	0.3%	-66.9%	10,207	0.8%	500.8%	1,699	0.1%
Financing expenses, net	(45,939)	-4.1%	0.6%	(45,660)	-3.7%	-1.6%	(46,421)	-3.6%

Loss before income taxes	(117,920)	-10.6%	-28.5%	(164,815)	-13.4%	-4.2%	(172,105)	-13.2%
Income tax expense (benefit)	9,745	0.9%	-133.0%	(29,525)	-2.4%	363.4%	(6,371)	-0.5%

Net loss	(127,665)	-11.5%	-5.6%	(135,290)	-11.0%	-18.4%	(165,734)	-12.7%
Less: Net income attributable to noncontrolling interest	754	0.1%	100.0%	—	0.0%	0.0%	—	0.0%

Net loss attributable to CompuCom	$(128,419)	-11.5%	-5.1%	(135,290)	-11.0%	-18.4%	(165,734)	-12.7%

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Fiscal year ended December 31, 2016 compared to fiscal year ended December 31, 2015

Revenue

Service revenue decreased $89.7 million, or 9.2%, during 2016 as compared to prior year. Excluding the impact of the large customer contract, revenue decreased $61.9 million, or 6.5%, primarily due to a decrease in end user computing due to lower project and annuity related services. The decrease in end user computing was partially offset by an increase in all of our other service offerings. In addition, Service revenue was negatively impacted by a decline in the value of the Canadian dollar (CAD) in relation to the United States dollar (USD).

Product revenue classification is dependent on the nature of the underlying transaction. When CompuCom is deemed to be the principal in the transaction, revenue is recorded on a gross basis. However, when CompuCom’s role in the transaction is that of an agent, revenue is presented net of cost of sales. The assessment of whether we are acting as a principal in a given transaction, or whether our role in the transaction is more akin to that of an agent, requires significant judgment. There is no impact to our gross margin whether our role in the transaction is that of a principal or a procurement agent; however, as a procurement agent, our working capital investments in inventory are lower. A presentation of both Product billings and revenue for the years ended December 31, 2016 and 2015 is presented below (in thousands):

	2016	2015
Product billings *	$660,109	947,689
Product revenue	$229,967	255,233

*	Product billings is an alternative view of performance used by management in order to assess total transaction volume during a period. Product billings does not represent and should not be considered as an alternative to Product revenue, as determined by GAAP, and our presentation thereof may not be comparable to measures reported by other companies.

Product billings decreased $287.6 million, or 30.3%, during 2016 as compared to prior year. Excluding the impact of the strategic alliance with SoftwareONE, Product billings decreased $156.6, or 15.6%, primarily due to reduced demand in our hardware product resale and software business. Product revenue decreased $25.3 million, or 9.9%, during 2016 as compared to prior year. The year-over-year decrease in Product revenue is primarily due to the aforementioned decrease in hardware billings and software related agency fees.

Gross Margin

Service gross margin decreased $17.3 million, or 6.2%, during 2016 as compared to prior year. Excluding the impact of the large customer contract, gross margin decreased $20.2 million, or 7.1%, primarily due to the aforementioned decrease in Service revenue. Gross margin percentage, excluding the impact of the large customer contract, remained relatively flat, decreasing slightly from 30.0% to 29.9% when compared to prior year.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Product gross margin decreased $7.4 million, or 10.5%, during 2016 as compared to prior year. This decrease in Product gross margin was driven primarily by a $7.0 million decrease in software related agency fees primarily due to the margin sharing agreement with SoftwareONE as previously discussed. Product gross margin as a percentage of revenue was substantially the same when compared to prior year.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses consist of all indirect costs associated with the support of our Service and Product business offerings. Approximately 58.0% percent of our SG&A expenses in 2016 consisted of salary and benefit costs for our executive management team, sales force, product distribution, Service and Product operations, information services, finance, human resources, administrative, and other back-office personnel. The remainder of our SG&A expenses consist of rent and other costs associated with our headquarters, distribution, and service and sales office facilities, as well as depreciation of our property and equipment, amortization of our identifiable intangibles, professional and other third party costs, and various other indirect costs.

SG&A expenses decreased $43.8 million, or 13.5%, during 2016 compared to prior year. Excluding the impact of depreciation and amortization, SG&A expenses decreased from prior year by $36.8 million, or 13.0%, and SG&A as a percentage of total revenue decreased from 23.0% to 22.1%. This year-over-year dollar decrease is due primarily to a broad reduction in costs as a result of our cost control efforts.

Asset Impairments

The Company recorded a goodwill impairment charge of $109.6 million in its Service segment. This impairment charge was a result of the Service segment experiencing lower profitability than management’s previous expectations. Refer to Note 5, Goodwill, of the accompanying consolidated financial statements for further details on the goodwill impairment.

Acquisition Related Expenses

The Company recognized $0.2 million in acquisition-related expenses during 2016. See Note 2, Acquisitions, of the accompanying consolidated financial statements for more information about acquisition related expenses.

Restructuring Costs

We incurred $16.3 million in restructuring charges during 2016 primarily related to facility and employment costs. See Note 14, Restructuring Activities, of the accompanying consolidated financial statements for more information related to these costs.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Gain on Debt Extinguishment

The Company recognized a gain on debt extinguishment of $5.3 million during 2016 related to the repurchase of a portion of our outstanding Senior Notes. We retired the repurchased Senior Notes in the third quarter of 2016. See Note 9, Financing Arrangements, of the accompanying consolidated financial statements for more information related to this transaction. As a result of this transaction, interest expense will be reduced by $3.3 million for the remaining term of the Senior Notes.

Other Income

The Company recognized $3.4 million and $10.2 million in other income during the years ended December 31, 2016 and 2015, respectively, primarily due to legal settlements and indemnification from Court Square for tax assessments that originated prior to the Acquisition.

Financing Expenses

Financing expenses increased $0.3 million, or 0.6%, during 2016 as compared to prior year primarily due to an increase in notes payable, offset partially by the decreased carrying amounts of our debt instruments subsequent to the mandatory prepayment made on our Term Loan and the aforementioned repurchase of a portion of our outstanding Senior Notes.

Income Taxes

The Company recognized an income tax expense of $9.7 million in 2016, compared to income tax benefit of $29.5 million in 2015. The change in tax benefit and expense is primarily due to an increase in the non-deductible goodwill impairment charge for 2016 when compared to 2015. See Note 12, Income Taxes, of the accompanying consolidated financial statements for more information related to our tax provision.

Fiscal year ended December 31, 2015 compared to fiscal year ended December 31, 2014

Revenue

Service revenue decreased $82.7 million, or 7.8%, during 2015 as compared to 2014. Excluding the impact of the large customer contract, revenue decreased $54.8 million, or 5.5%, primarily due to a decline in our end user computing business and the value of CAD in relation to the USD, as well as a decrease in our IT workforce solutions business. The decrease in end user computing is a result of lower project and annuity related services and the decrease in IT workforce solutions is the result of lower project related services.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

A presentation of both Product billings and revenue for the years ended December 31, 2015 and 2014 is presented below (in thousands):

	2015	2014
Product billings *	$947,689	1,132,872
Product revenue	$255,233	251,378

*	Product billings is an alternative view of performance used by management in order to assess total transaction volume during a period. Product billings does not represent and should not be considered as an alternative to Product revenue, as determined by GAAP, and our presentation thereof may not be comparable to measures reported by other companies.

Product billings decreased $185.2 million, or 16.3%, during 2015 as compared to 2014. Approximately a third of this decrease is due to a change in the business model of our software business as a result of the strategic alliance with SoftwareONE. The remaining decrease is primarily attributable to reduced demand in our hardware resale and software business, as well as a decline in the value of CAD in relation to USD. Despite the large decrease in Product billings, Product revenue increased $3.9 million, or 1.5%, primarily due to a decrease in the proportion of hardware resale transactions for which we act as a procurement agent, which are recorded on a net basis.

Gross Margin

Service gross margin increased $0.1 million, or 0.0%, during 2015 as compared to 2014. Excluding the impact of the large customer contract, gross margin decreased $18.0 million, or 6.0%, primarily due to the aforementioned decrease in Service revenue. Gross margin percentage, excluding the impact of the large customer contract, remained relatively flat, decreasing slightly from 30.2% to 30.0% when compared to 2014.

Product gross margin decreased $19.2 million, or 21.6%, during 2015 as compared to 2014. This decrease in Product gross margin was driven by a $10.0 million decrease in hardware margin and a $9.2 million decrease in software related agency fees. The decrease in Product margin is primarily due to a decrease in our hardware resale and software business as noted above. In addition, the decrease in software related agency fees was also due to the margin sharing agreement with SoftwareOne as previously discussed, as well as a reduction in the standard agency fee percentage offered by a major software vendor. Gross margin percentage decreased from 35.4% to 27.4% when compared to prior year primarily due to a decrease in the proportion of Product resale transaction for which we act as an agent, which are recorded on a net basis.

Selling, General and Administrative Expenses

SG&A expenses decreased $14.0 million, or 4.1%, during 2015 compared to 2014. Excluding the impact of depreciation and amortization, SG&A expenses decreased from prior year by $7.5 million, or 2.6%, and SG&A as a percentage of total revenue increased from 22.2% to 23.0%. The year-over-year decrease in expenses is primarily due to a decrease in non-recurring expenses as discussed more fully in the Reconciliation of Net Loss to Adjusted EBITDA section below and a decline in the value of CAD in relation to USD.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Asset Impairments

The Company incurred a combined $103.0 million impairment charge in 2015 on its long-lived assets. See Note 4, Property and Equipment, and Note 6, Identifiable Intangible Assets, of the accompanying consolidated financial statements for more information on the long-lived asset impairment.

The Company recorded goodwill impairment charges of $52.7 million and $17.5 million in its Product segment for the years ended December 31, 2015 and 2014, respectively. In addition, the Company recorded goodwill impairment charges of $136.2 million in its Service segment for the year ended December 31, 2014. These impairment charges were the result of the Product and Service segments experiencing lower profitability than management’s previous expectations. Refer to Note 5, Goodwill, of the accompanying consolidated financial statements for further details on the goodwill impairments.

The Company recognized $4.8 million in asset impairment expense during 2014 related to deferred service costs associated with the large customer contract.

Acquisition Related Expenses

The Company recognized no acquisition-related expenses during 2015 compared to $0.4 million in 2014.

Other Income

The Company recognized $10.2 million and $1.7 million in other income during the years ended December 31, 2015 and 2014, respectively, primarily due to the receipt of settlement payments related to our Product business.

Financing Expenses

Financing expenses decreased $0.8 million, or 1.6%, during 2015 as compared to 2014, primarily due to the decreased carrying amounts of our debt instruments subsequent to the principal payment on our Term Loan made in April 2015.

Income Taxes

The Company recognized an income tax benefit of $29.5 million in 2015, compared to income tax benefit of $6.4 million in 2014. This increased tax benefit is primarily due to a decrease in the non-deductible goodwill impairment charge for 2015 when compared to 2014, offset by an increase in the valuation allowance related to the uncertainty of our ability to utilize our foreign tax credits. See Note 12, Income Taxes, of the accompanying consolidated financial statements for more information related to our tax provision.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Liquidity

Our primary liquidity requirements are to service and repay our financing arrangements and to meet our capital expenditure and operating needs. We and our subsidiaries, affiliates and significant shareholders may from time to time seek to retire or purchase our outstanding debt (including our outstanding notes) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements and cash on hand, contractual restrictions and other factors. The amounts involved may be material.

Our working capital is generally funded through our financing arrangements and internally generated funds. We believe we have sufficient liquidity to meet currently anticipated growth plans, including capital investments and working capital expenditures for at least the next twelve months. However, in the event our liquidity is insufficient, we may not be able to pursue promising new business opportunities. There can be no assurance that we will continue to generate cash flows at or above current levels or that we will be able to maintain our ability to borrow under our receivables securitization facility (Securitization) or obtain additional financing, if necessary, on favorable terms. Our primary exposures to operational liquidity risk are from delayed receivable collections. The recovery of these investments is over the life of the contract and is dependent on our performance as well as customer acceptance.

Below is a summary of our liquidity at December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Cash and cash equivalents	$64,943	95,899
Availability under Securitization	79,600	129,495

Total liquidity	$144,543	225,394

Under our Securitization arrangement, funds available are based on our eligible trade accounts receivable, not to exceed $150 million. Additionally, our liquidity is affected by letters of credit that reduce our availability under the Securitization. These letters of credit are issued in connection with our self-insurance programs, as well as certain vendors and customers. Outstanding letters of credit were $27.3 million and $20.5 million at December 31, 2016 and 2015, respectively.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cash Flows

The following table summarizes our cash flows from operating, investing, and financing activities for each of the past three years (in thousands):

	2016	2015	2014
Net cash provided by operating activities	$37,739	$36,669	$50,916
Net cash used in investing activities	(43,176)	(10,338)	(18,267)
Net cash used in financing activities	(26,327)	(5,570)	(23,770)
Cash effect of exchange rate changes	808	(3,535)	(1,639)

Net increase (decrease) in cash and cash equivalents	$(30,956)	$17,226	$7,240

Operating Activities

Operating cash flow remained relatively flat when compared to prior year, increasing slightly $1.1 million. The relatively flat operating cash flow is primarily due to lower Adjusted EBITDA, offset by a decreased use of cash due to timing of our normal working capital cycle.

Investing Activities

Net cash used in investing activities consists primarily of capital expenditures. Our business is not capital asset intensive, and capital expenditures in any year normally would not be significant in relation to our overall financial position. Generally, our capital expenditures relate to our information technology hardware and software and improvements in our distribution center. Capital expenditures were $32.5 million and $8.6 million for the years ended December 31, 2016 and 2015, respectively. The increase in capital expenditures is primarily due to increased spending on facilities related to restructuring activities. The remaining amount of net cash used in investing activities relates to the acquisition of Clearpath which is discussed more fully in Note 2, Acquisitions, in the accompanying consolidated financial statements.

Financing Activities

Net cash used in financing activities consists primarily of the borrowing and repayment of long-term debt during the year ended December 31, 2016 and 2015. We maintain debt levels that we establish through consideration of a number of factors, including cash flow expectations, cash requirements for operations, investment plans (including acquisitions), overall cost of capital, and targeted capital structure. During 2016, we made principal payments on our Term Loan and notes payable of $9.0 million and $9.6 million, respectively, repurchased $10 million principal amount of Senior Notes using $4.5 million of cash, and made a $3.1 million cash distribution to our Parent, as defined in the accompanying consolidated financial statements, for utilization of the Parent’s stand-alone net operating loss carryforwards as disclosed in the notes of the accompanying consolidated financial statements. During 2015, the Company made a principal payment on the Term Loan of $10.3 million and received $5.3 million, net of principal payments, from the issuance of notes payable in 2015 to purchase software licenses and equipment.

Debt Covenants

We are in compliance with all financial covenants on our open financing arrangements as of December 31, 2016. See Note 9, Financing Arrangements, in the accompanying consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Contractual Obligations

The impact that we expect our contractual obligations as of December 31, 2016 to have on our liquidity and cash flow in future periods is as follows (in thousands):

	Total	2017	2018	2019	2020	2021	Thereafter
Long-term debt obligations (a)	$943,489	48,524	42,018	43,319	585,774	223,854	—
Operating lease obligations	117,481	16,683	18,862	13,485	11,452	8,771	48,228
Build-to-suit lease obligations (b )	18,745	1,728	1,763	1,798	1,834	1,870	9,752
Uncertain tax positions (c)	—	—	—	—	—	—	—
Mandatorily redeemable noncontrolling interest liability (d)	5,189	5,189	—	—	—	—	—

Total	$1,084,904	72,124	62,643	58,602	599,060	234,495	57,980

(a)	Our long-term debt obligations include both our expected principal and interest obligations. Our calculations of expected future interest payments on our variable rate debt is based on a rate of 4.3% for our Term Loan and 3.5% for the Clearpath credit facility.
(b)	Represents lease payments on build-to-suit lease arrangements. See Note 4, Property and Equipment, of the accompanying consolidated financial statements for more information.
(c)	Excludes the $4.2 million liability recorded for uncertain tax positions that would be settled by cash payments to the respective taxing authorities. This liability is excluded from the table above because we are unable to make reliable estimates of the period of settlement with the respective taxing authorities.
(d)	Represents CompuCom’s estimated obligation to purchase additional membership interests in Clearpath in the second quarter of 2017. See Note 2, Acquisitions, of the accompanying consolidated financial statements for more information.

Funding Commitments

Under the terms of our Term Loan, we are required to make annual principal payments based on an excess cash flow calculation defined in the debt agreement, based on excess cash flows as defined in the Term Loan agreement. In accordance with the cash flow calculation based on the Company’s results for the year ended December 31, 2016, the Company is not required to make a principal payment in 2017. Due to the previous prepayments made, as discussed in Note 9 Financing Arrangements, of the accompanying consolidated financial statements, we are not required to make any quarterly principal payments until 2020.

We have implemented bonus programs that are designed to reward our employees upon achievement of annual performance objectives. We calculate bonuses on a formula, with performance relative to targets, year over year improvements and market conditions that are set at the beginning of each fiscal year. However, given the lower profitability in the current year, bonuses were discretionary in nature and will be paid in the first fiscal quarter of 2017.

Guarantor/Non-Guarantor Information

For the year ended December 31, 2016, our non-guarantor subsidiaries under the Senior Notes represented approximately 15.4% of our total revenue, and, as of December 31, 2016, approximately 50.1% of our total assets (excluding intercompany balances) and 6.2% of our total liabilities.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Off-Balance Sheet Arrangements

Other than the operating lease obligations disclosed above, we did not have any off-balance sheet arrangements at December 31, 2016 or 2015, respectively.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 1, Description of Business and Summary of Significant Accounting Policies, of the accompanying consolidated financial statements. We believe that the accounting estimates described below are the most critical to aid in fully understanding and evaluating our reported financial results, and they require difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board.

Inventories

We value our inventory at the lower of average cost or market through the establishment of loss reserves. Most of our inventory reserves are allocated to our Service segment for spare parts used to fulfill our maintenance contracts. Our reserve represents the excess of the carrying value, typically average cost, over market, which is determined as replacement cost. Markdowns establish a new cost basis for our inventory. Subsequent changes in facts or circumstances do not result in the restoration of previously recorded markdowns or an increase in that newly established cost basis. Our loss reserve also represents anticipated physical inventory losses that have occurred since the last physical inventory date. Physical inventory counts are taken on a regular basis to ensure the inventory reported in our consolidated financial statements is properly stated.

Our reserve contains uncertainties because the calculation requires management to make assumptions and to apply judgment regarding inventory aging, forecasted customer demand, technological obsolescence, and current inventory loss trends.

We have not made any material changes in the accounting methodology we use to establish our inventory loss reserves during the past three fiscal years. However, if estimates regarding customer demand are inaccurate or changes in technology affect demand for certain products in an unforeseen manner, we may be exposed to losses or gains that could be material. A 10% difference in our actual reserve at December 31, 2016 would have affected net earnings by approximately $0.2 million in 2016.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Goodwill and intangible assets

In accordance with the provisions of ASC 350, we evaluate goodwill and indefinite-lived intangible assets for impairment annually (October 1) and whenever events or changes in circumstances indicate the carrying value of the goodwill or other intangible assets may not be recoverable. We complete our impairment evaluation by performing internal valuation analyses, considering other publicly available market information and using an independent valuation firm, as appropriate. ASC 350 requires a multi-step approach to goodwill impairment testing. In the first step, we may elect to perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not more likely than not that fair value is greater than their carrying value, or if we elect to proceed directly with quantitative testing, we compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must determine the implied fair value of the reporting unit’s goodwill. We also compare the fair value of purchased intangible assets with indefinite lives to their carrying value. We estimate the fair value of these intangible assets using an income approach. We recognize an impairment loss when the estimated fair value of the intangible asset is less than the carrying value.

Determining the fair value of a reporting unit or an indefinite-lived purchased intangible asset is judgmental in nature and involves the use of significant estimates and assumptions. We determine fair value using widely accepted valuation techniques, including discounted cash flows and market multiple analyses. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgment to estimate revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. In addition, we make certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of our reporting units.

We have not made any material changes in the accounting methodology we use to assess impairment loss during the past three fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to test for impairment losses on goodwill and other indefinite-lived intangible assets. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to an impairment charge that could be material. Our annual goodwill impairment analysis resulted in an impairment charge during 2016, as discussed in Note 5, Goodwill, of the accompanying consolidated financial statements.

Allowance for Doubtful Accounts

We record allowances for accounts receivable based upon a specific review of outstanding invoices and unbilled accounts receivable, known collection issues, and historical experience. Reserves for uncollectible trade receivables are established when collection of payments of amounts due from clients is deemed improbable, as based on management judgment and assumptions. Indicators of improbable collection include client bankruptcy, client litigation, industry downturns, client cash flow difficulties, or ongoing service or billing disputes.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We have not made any material changes in the accounting methodology we use to establish the allowance for doubtful accounts during the past three fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our allowance for doubtful accounts. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material. A 10% difference in our actual allowance reserve at December 31, 2016, would have affected net earnings by $0.3 million during 2016.

Allowance for Sales Returns

CompuCom records allowances for Product sales returns based upon historical return levels. We have not made any material changes in the accounting methodology we use to establish the allowance for sales returns during the past three fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our allowance for sales returns. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material. A 10% difference in our actual reserve at December 31, 2016, would have affected net earnings by an insignificant amount during 2016.

Employee-Related Self-Insurance Reserves

We use a combination of insurance and self-insurance to provide for potential liabilities for workers compensation and employee health care benefits. Although we have reserved for these liabilities not covered by third-party insurance, our reserves are based on estimates developed using actuarial data as well as historical trends. Any projection of these losses is subject to a high degree of variability and we may not be able to accurately predict the number or value of the claims that occur in the future. Periodically, we evaluate the level of insurance coverage and adjust insurance levels based on risk tolerance and premium expense. In the event that our actual liability exceeds our reserves for any given period or if we are unable to control rapidly increasing health care costs, our business, financial condition and results of operations could be materially and adversely affected. A 10% variance in our cumulative reserves for workers compensation and health care benefits at December 31, 2016 would have affected net earnings by approximately $1.0 million.

Income Taxes

The determination of our provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions may be challenged and that we may not succeed. We adjust these reserves in light of changing facts and circumstances. Our provision for income taxes includes the impact of these reserve changes. In the event that there is a significant unusual or one-time item recognized in our operating results, the taxes attributable to that item would be separately calculated and recorded at the same time as the unusual or one-time item.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Deferred income taxes are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which such differences are expected to reverse. We routinely evaluate all deferred tax assets to determine the likelihood of their realization. We record a valuation allowance to reduce the deferred tax assets to the amount that we are more likely than not to realize. In the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, we would increase the valuation allowance and make a corresponding charge to earnings in the period in which we make such determination. Likewise, if we later determine that we are more likely than not to realize the net deferred tax assets, we would reverse the applicable portion of the previously provided valuation allowance. In order for us to realize our deferred tax assets, we must be able to generate sufficient taxable income in the tax jurisdictions in which the deferred tax assets are located.

Although we believe that the estimates and judgments discussed herein are reasonable, actual results may not be consistent with our current assumptions and estimates. We may be exposed to additional significant adjustments that could materially, either positively or negatively, impact earnings. To the extent we prevail in matters for which a liability has been established, or are required to pay amounts in excess of our established liability, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement generally would require use of our cash and result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement would be recognized as a reduction in our effective income tax rate in the period of resolution.

Recent Accounting Pronouncements

Recent accounting guidance that has been issued and that will be adopted in a future period is included in Note 1, Description of Business and Summary of Significant Accounting Policies, of the accompanying consolidated financial statements and is incorporated herein by reference.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

In the normal course of business, we are exposed to interest rate risks that could impact our financial position and results of operations and we do not currently hedge this risk. We are exposed to interest rate risk primarily through our Term Loan and Securitization. We utilize the Securitization for our working capital and other financing needs. If our effective interest rate on our variable debt had increased by 100 basis points (1.00%), financing expense for the year ended December 31, 2016 would have increased approximately $5.9 million based on the actual financing expense incurred under the variable-rate debt agreements outstanding throughout the year as described in Note 9, Financing Arrangements, in the accompanying consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Foreign Currency Exchange Rate Risk

We have market risk arising from changes in foreign currency exchange rates related to our international subsidiaries’ operations. On a limited basis, we use forward foreign exchange contracts to hedge the impact of fluctuations in foreign currency exchange rates. The aggregate notional amount related to our foreign exchange forward contracts outstanding at December 31, 2016 is insignificant. Management will continue to review the Company’s exposure to currency fluctuations. This exposure may change over time as business practices evolve and could have a material effect on the Company’s financial results in the future. As a result, we may enter into additional contracts in the future to manage foreign currency exchange rate exposure.

Reconciliation of Net Loss to Adjusted EBITDA

We present EBITDA and Adjusted EBITDA (collectively, Alternative Operating Metrics) as supplemental measures of our performance. We define EBITDA as net income (loss) before financing expenses (net), income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to exclude certain non-recurring or unusual items. These adjustments are itemized below. Adjusted EBITDA, as presented in this annual report, is determined to be in accordance with the definition in the Term Loan and Senior Notes. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our Alternative Operating Metrics, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Alternative Operating Metrics should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present our Alternative Operating Metrics because we believe they assist investors, including lenders, in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Furthermore, we believe Alternative Operating Metrics provide useful information about our past operating performance and our capacity to incur and service debt and to fund capital and other corporate expenditures. Alternative Operating Metrics have limitations as analytical tools. Some of these limitations are:

•	Alternative Operating Metrics do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Alternative Operating Metrics do not reflect changes in, or cash requirements for, our working capital needs;

•	Alternative Operating Metrics do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Alternative Operating Metrics do not reflect any cash requirements for such replacements;

•	Alternative Operating Metrics do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate Alternative Operating Metrics differently than we do, limiting their usefulness as a comparative measure.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Because of these limitations, Alternative Operating Metrics should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

The following is a reconciliation of the Company’s net loss to Alternative Operating Metrics for the periods presented is as follows (in thousands):

	Year ended December 31,
	2016	2015	2014
Net loss	$(127,665)	(135,290)	(165,734)
Financing expenses, net	45,939	45,660	46,421
Income taxes	9,745	(29,525)	(6,371)
Depreciation and amortization	34,810	41,788	48,227

EBITDA	(37,171)	(77,367)	(77,457)
Impairments (a)	109,569	155,667	153,642
Acquisition expenses (b)	191	—	442
Legal settlements (c)	(2,499)	(8,537)	(1,432)
Non-recurring legal fees	40	215	185
Equity sponsor fees	1,500	1,500	1,500
Strategic alliance costs (d)	—	1,067	220
Parts optimization project (e)	—	2,069	—
Non-cash stock compensation expense	392	232	624
Project ACE expenses (f)	—	490	4,616
Transition costs (g)	64	989	4,360
Severance (h)	153	3,308	2,532
Impact of operating improvements to large contract (i)	—	4,187	30,925
Tech Zone Pilot (j)	—	1,250	—
Restructuring costs (k)	16,293	—	—
Debt extinguishment gain	(5,299)	—	—
ClearPath Acquisition Adjusted EBITDA (l)	(2,470)	—	—
Impact of foreign currency gains and losses	(488)	7,058	4,982
Other (m)	2,019	796	2,255

Adjusted EBITDA	$82,294	$92,924	127,394

(a)	Represents goodwill impairment of $109.6 million related to the Service segment in 2016; long-lived asset impairments of $52.7 million and $103.0 million, respectively, relating to the Product segment in 2015; and goodwill impairment of $136.2 million related to the Service segment and $17.5 million related to the Product segment in 2014.

(b)	Represents various costs incurred in connection with acquisitions such as legal, tax, consulting, and other miscellaneous expenses.

(c)	Represents settlement proceeds and payments related to legal matters of a non-recurring nature.

(d)	Represents costs incurred in connection with the negotiation of the SoftwareONE strategic alliance.

(e)	Represents costs incurred to transition to a more effective Service parts inventory model in order to reduce carrying costs and inventory obsolescence.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(f)	Represents costs for certain strategic initiatives to achieve competitive efficiencies (Project ACE). These costs relate to severance, temporary overlap, program management costs and other miscellaneous costs.

(g)	Represents set-up costs incurred for new system implementations.

(h)	Represents severance costs primarily related to executive employees which do not qualify as restructuring activities.

(i)	Represents the total impact of the large customer contract, including the $4.8 million deferred service cost asset impairment in 2014.

(j)	Represents costs related to entry into new markets.

(k)	Represents costs associated with the restructuring activities as discussed more fully at Note 14, Restructuring Activities, of the accompanying consolidated financial statements.

(l)	Clearpath’s results are not included in Adjusted EBITDA as we believe it does not currently meet the definition of a subsidiary under both the Term Loan and Senior Notes. However, we do consolidate their results under GAAP as Clearpath meets the definition of a variable interest entity and we have the right to direct the activities that most significantly impact the entity’s economic performance. Upon the mandatory purchase of an additional 15% of Clearpath in early 2017, we believe our 55% membership interest and ability to control the activities of the entity will qualify Clearpath as a subsidiary, at which point we will include their results in Adjusted EBITDA. If the Company included Clearpath’s results for year ended December 31, 2016, the Company’s Adjusted EBITDA would be $84.8 million.

(m)	Other expenses consist of miscellaneous costs and adjustments incurred.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Financial Statements

Report of Independent Auditors

To the Board of Directors of CompuCom Systems, Inc.

We have audited the accompanying consolidated financial statements of CompuCom Systems, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholder’s equity (deficit) and noncontrolling interest and cash flows for each of the three years in the period ended December 31, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CompuCom Systems, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

March 31, 2017

PricewaterhouseCoopers LLP, 2001 Ross Avenue, Suite 1800, Dallas, Texas 75201
T: (214) 999-1400, F: (214) 754-7991, www.pwc.com/us

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$64,943	95,899
Receivables, net	263,336	267,393
Inventories	24,961	13,798
Deferred income taxes	11,004	11,385
Prepaids and other current assets	20,428	26,223

Total current assets	384,672	414,698
Property and equipment, net	60,257	32,220
Goodwill	174,048	275,634
Other intangible assets, net	448,257	456,957
Deferred income taxes	2,282	1,187
Other long-term assets	12,800	11,622

Total assets	$1,082,316	1,192,318

Liabilities, Redeemable Noncontrolling Interest and Stockholder’s Equity (Deficit)
Current liabilities:
Accounts payable	$143,333	143,484
Accrued liabilities	121,942	113,916
Current portion of long-term debt	6,595	14,057

Total current liabilities	271,870	271,457
Long-term debt, less current portion	763,785	766,516
Deferred income taxes	132,993	135,417
Obligations under build-to-suit lease transactions	9,626	—
Other long-term liabilities	14,123	9,504

Total liabilities	1,192,397	1,182,894

Redeemable noncontrolling interest	13,895	—
Stockholder’s equity (deficit):
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	317,007	319,738
Accumulated other comprehensive loss	(5,988)	(6,030)
Accumulated deficit	(434,995)	(304,284)

Total stockholder’s equity (deficit)	(123,976)	9,424

Total liabilities, redeemable noncontrolling interest, and stockholder’s equity (deficit)	$1,082,316	1,192,318

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Revenue:
Service	$883,413	973,133	1,055,788
Product	229,967	255,233	251,378

Total revenue	1,113,380	1,228,366	1,307,166

Cost of revenue:
Service	619,674	692,069	774,792
Product	167,465	185,380	162,315

Total cost of revenue	787,139	877,449	937,107

Gross margin	326,241	350,917	370,059

Operating expenses:
Selling, general and administrative	280,849	324,612	338,591
Asset impairments	109,569	155,667	158,409
Acquisition related costs	191	—	442
Restructuring costs	16,293	—	—

Total operating expenses	406,902	480,279	497,442

Loss from operations	(80,661)	(129,362)	(127,383)
Gain on debt extinguishment	5,299	—	—
Other income, net	3,381	10,207	1,699
Financing expenses, net	(45,939)	(45,660)	(46,421)

Loss before income taxes	(117,920)	(164,815)	(172,105)
Income tax expense (benefit)	9,745	(29,525)	(6,371)

Net loss	(127,665)	(135,290)	(165,734)
Less: Net income attributable to noncontrolling interest	754	—	—

Net loss attributable to CompuCom	$(128,419)	(135,290)	(165,734)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net loss	$(127,665)	(135,290)	(165,734)
Other comprehensive loss
Foreign currency translation adjustment, net of tax benefit (expense) of $573, $1,569 and ($131)	243	(3,831)	(1,791)
Unrealized gain (loss) on foreign currency hedges, net of tax benefit (expense) of $125, ($123) and $127	(201)	198	(432)
Other gain, net of tax expense of $0, ($27) and $0	—	43	—

Other comprehensive income (loss), net of tax	42	(3,590)	(2,223)

Total comprehensive loss	(127,623)	(138,880)	(167,957)
Less: Comprehensive income attributable to noncontrolling interest	754	—	—

Comprehensive loss attributable to CompuCom	$(128,377)	(138,880)	(167,957)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity (Deficit) and Noncontrolling Interest

(In thousands, except share amounts)

	Common stock		Additional	Accumulated other comprehensive	Accumulated	Total stockholder’s	Noncontrolling	Total stockholder’s equity (deficit) and noncontrolling
	Shares	Amount	paid-in capital	loss	deficit	equity (deficit)	interest	interest
Balance at December 31, 2013	100	$—	318,597	(217)	(3,260)	315,120	—	315,120
Contribution from Parent	—	—	285	—	—	285	—	285
Stock compensation expense	—	—	624	—	—	624	—	624
Net loss	—	—	—	—	(165,734)	(165,734)	—	(165,734)
Other comprehensive loss, net of taxes	—	—	—	(2,223)	—	(2,223)	—	(2,223)

Balance at December 31, 2014	100	$—	319,506	(2,440)	(168,994)	148,072	—	148,072

Stock compensation expense	—	—	232	—	—	232	—	232
Net loss	—	—	—	—	(135,290)	(135,290)	—	(135,290)
Other comprehensive loss, net of taxes	—	—	—	(3,590)	—	(3,590)	—	(3,590)

Balance at December 31, 2015	100	$—	319,738	(6,030)	(304,284)	9,424	—	9,424

Acquisition of redeemable noncontrolling interest	—	—	—	—	—	—	10,953	10,953
Distribution to Parent	—	—	(3,123)	—	—	(3,123)	—	(3,123)
Distribution to noncontrolling interest	—	—	—	—	—	—	(104)	(104)
Stock compensation expense	—	—	392	—	—	392	—	392
Net income (loss)	—	—	—	—	(128,419)	(128,419)	754	(127,665)
Noncontrolling interest redemption value adjustment	—	—	—	—	(2,292)	(2,292)	2,292	—
Other comprehensive income, net of taxes	—	—	—	42	—	42	—	42

Balance at December 31, 2016	100	$—	317,007	(5,988)	(434,995)	(123,976)	13,895	(110,081)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Cash flows from operating activities:
Net loss	$(127,665)	(135,290)	(165,734)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,810	41,788	48,227
Asset impairments	109,569	155,667	158,409
Amortization of debt issuance costs and debt discount	4,300	4,407	4,476
Amortization of capital lease asset	157	779	872
Amortization of vendor financed costs	6,814	—	—
Loss from sale of property and equipment, net	679	195	—
Loss from equity method investments, net	378	—	—
Deferred income taxes	(2,460)	(38,999)	(15,655)
Stock compensation expense	392	232	624
Gain on debt extinguishment	(5,299)	—	—
Loss (gain) from foreign currency transactions	(488)	7,058	4,982
Non-cash Parent contribution (Note 19)	—	—	285
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	20,887	74,024	(2,743)
Inventories	(10,748)	4,418	6,510
Other assets	8,839	(3,696)	(10,255)
Accounts payable	(8,783)	(54,132)	17,105
Accrued liabilities and other	6,357	(19,782)	3,813

Net cash provided by operating activities	37,739	36,669	50,916

Cash flows from investing activities:
Capital expenditures	(32,486)	(8,550)	(18,267)
Business acquisitions, net of cash acquired	(10,765)	—	—
Equity method investment	—	(1,788)	—
Proceeds from sale of property and equipment	75	—	—

Net cash used in investing activities	(43,176)	(10,338)	(18,267)

Cash flows from financing activities:
Proceeds from receivables Securitization	—	30,000	4,000
Repayment of receivables Securitization	—	(30,000)	(4,000)
Repayment of long-term debt	(13,528)	(10,311)	(22,703)
Proceeds from notes payable	—	5,647	—
Repayment of notes payable	(9,572)	(300)	—
Deferred debt issuance costs	—	(350)	—
Capital lease payments	—	(256)	(1,067)
Distribution to Parent	(3,123)	—	—
Distribution to noncontrolling interest	(104)	—	—

Net cash used in financing activities	(26,327)	(5,570)	(23,770)

Effect of exchange rate changes on cash and cash equivalents	808	(3,535)	(1,639)

Net increase (decrease) in cash and cash equivalents	(30,956)	17,226	7,240
Cash and cash equivalents at beginning of period	95,899	78,673	71,433

Cash and cash equivalents at end of period	$64,943	95,899	78,673

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Throughout this report, the terms “we,” “our,” “CompuCom,” and the “Company” refer to CompuCom Systems, Inc. and its subsidiaries. We are a leading provider of information technology (IT) outsourcing services and products to North American enterprise organizations. We offer a broad range of solutions that includes end user computing (tablets, smartphones, laptops and desktops), data center management, service desk, network infrastructure and IT workforce solutions. Our largest service offering is end user computing, which provides on-site services to assist corporate end users with their IT needs. Over the last few years, we have expanded into emerging areas which require platform expertise and management, including mobile device management and cloud services.

We were incorporated in Delaware on March 23, 1989, and our corporate headquarters are located in Charlotte, North Carolina. We operate our business in two segments: Service and Product.

•	Through our Service segment, we deliver innovative services through a customer-centric sales and delivery model. Our expertise enables us to deliver a comprehensive IT infrastructure management solution to our customers.

•	Through our Product segment, we offer broad vendor-neutral product and product-related service offerings, which enables our enterprise customers to turn to a trusted party to procure and deploy hardware and software.

As a result of a merger transaction completed in September 2007, CompuCom became a wholly owned subsidiary of CompuCom Systems Holding Corp. (Parent). Parent was in turn owned by Court Square Capital Partners (Court Square) and certain members of the Company’s management.

On April 5, 2013, Compiler Holdings LLC (Super Holdings), Compiler Merger Sub Inc. (Merger Sub) and Compiler Finance Sub. Inc. (Finance Sub), each of which is an affiliate of Thomas H. Lee Partners, L.P. (together with its controlled affiliates and funds managed or advised by it or its controlled affiliates, THL), Parent, the Company and CSC Shareholder Services LLC, entered into an Agreement and Plan of Merger (as amended or restated, the Merger). On May 9, 2013, Finance Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and Merger Sub merged with and into Parent, with Parent surviving (the Merger). Upon consummation of the Merger, Parent was owned approximately 99.3% by Super Holdings and 0.7% by certain members of the Company’s management, whereas Super Holdings is a wholly-owned subsidiary of THL Portfolio Holdings Corp. (THL Holdings). Immediately after the consummation of the Merger, the holders of Parent’s common stock transferred such common stock to CompuCom Intermediate Holdings, Inc., a newly formed Delaware corporation (Intermediate Holdings) in exchange for Intermediate Holdings common stock, and immediately following such transfer, Parent converted into a Delaware limited liability company and changed its name to CompuCom Systems Holding LLC (these transactions, together with the Merger, are herein referred to as the Acquisition).

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(b)	Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

The consolidated financial statements include the accounts of CompuCom and its wholly-owned subsidiaries, and a certain variable interest entity where CompuCom is the primary beneficiary. For consolidated entities, where the Company owns less than 100% of the economics, we recorded net income (loss) attributable to noncontrolling interest in the statement of operations equal to the percentage of the ownership interest retained in such entities by the respective noncontrolling parties. All significant intercompany balances and transactions have been eliminated. The Company accounts for investments over which it has significant influence but not controlling financial interest using the equity method of accounting.

(c)	Accounting Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. CompuCom bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

(d)	Accounting Standards

Recently Adopted Accounting Standards

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and, in August 2015, the FASB issued ASU No. 2015-15, Interest – Imputation of Interest, which both amend ASC 835-30 Interest – Imputation of Interest. These updates require debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts, while debt issuance costs related to line-of-credit arrangements will continue to be presented as an asset. Both updates are effective for annual reporting periods beginning after December 15, 2015. The guidance resulted in a change in financial statement presentation only and did not have a material impact on the consolidated financial position, results of operations, or cash flows.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Recently Issued Accounting Standards

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Topic 350 currently requires an entity that has not elected the private company alternative for goodwill to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. ASU 2017-04 addresses concerns over the cost and complexity of the two-step goodwill impairment test by removing the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU will become effective for goodwill impairment tests in fiscal years beginning after December 15, 2021, with early adoption permitted beginning with annual impairments performed after January 1, 2017. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-05 addresses eight specific cash flow issues to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim reporting periods. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance issued by the FASB, including industry specific guidance. ASU 2014-09 provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts with customers to provide goods and services. ASU 2014-09 also requires entities to disclose both quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. We are currently assessing the guidance prescribed by ASU 2014-09, and we have not yet determined the impact the adoption of this standard will have on our consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The FASB has issued several more pronouncements related to the new revenue standard ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date):

In December 2016, the FASB issued ASU No. 2016-20, Revenue from Contracts with Customers (Topic 606): Technical Corrections and Improvements. ASU 2016-20 represents changes for minor corrections or minor improvements to the Codification that are not expected to have a significant effect on the current accounting practice or create a significant administrative cost to most entities.

In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients. ASU 2016-12 clarifies certain core recognition principles including collectability, sales tax presentation, noncash consideration, evaluating contract modifications and completed contracts at transition, and the disclosure requirement for the effect of the accounting change for the period of adoption.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions and licensing renewals.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross verses Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist any entity in determining whether it controls a specified good or service before it is transferred to the customers.

This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact that adopting these new accounting standards will have on the consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU requires excess tax benefits and tax deficiencies, which arise due to differences between the measure of compensation expense and the amount deductible for tax purposes, to be recorded directly through the income statement as a component of income tax expense. Under current GAAP, these differences are generally recorded in additional paid-in capital and thus have no impact on net income. The change in treatment of excess tax benefits and tax deficiencies will also impact the computation of diluted earnings per share, and the cash flows associated with those items will be classified as operating activities on the statement of cash flows. The ASU will permit certain elective changes associated with stock compensation accounting. For example, companies can elect to account for forfeitures of awards as they occur rather than projecting forfeitures in the accrual of compensation expense. In addition, the ASU increases the proportion of shares an employer is permitted (though not required) to withhold on behalf of an employee to satisfy the employee’s income tax burden on a share-based award without causing the award to become subject to liability accounting. This ASU will become effective for the Company on January 1, 2018 and the Company is in the process of evaluating its impact. Upon adoption, the cumulative amounts associated with previous excess tax benefits will be reclassified from additional paid-in capital to retained earnings.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new standard requires the lessee to classify leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. This ASU will become effective for the Company on January 1, 2020 and the Company is currently assessing the impact of this guidance on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted the provision of the standard which permits the omission of fair value disclosures for financial instruments carried at amortized cost. The remaining provisions of the standard become effective in the annual reporting period beginning after December 15, 2018, including interim reporting periods. The Company does not expect the remaining provisions of ASU 2016-01 to have a material effect on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The guidance in ASU 2015-17 is effective for the fiscal year, and interim periods within that fiscal year, beginning after December 15, 2017, with early adoption permitted. The guidance is a change in financial statement presentation only and will not have a material impact on the consolidated financial position, results of operations, or cash flows.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 changes the measurement principle for inventories valued under the First-In, First-Out (FIFO) or weighted-average methods from the lower of cost or market to the lower of cost or net realizable value. Net realizable value is defined by the FASB as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 does not apply to inventory that is measured using Last-In, First-Out (LIFO) or the retail inventory method. This guidance is applicable for reporting periods beginning after December 15, 2016 with early adoption permitted. The adoption of this standard will not have a material impact on the consolidated financial statements.

(e)	Business Combinations

CompuCom has recorded all acquisitions using the purchase method of accounting in accordance with the FASB’s accounting guidance for business combinations and, accordingly, included the results of acquired businesses’ operations in CompuCom’s consolidated results as of the date of each acquisition. CompuCom allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The Company’s policy for costs triggered by a change in control is not to establish a liability until the business combination is consummated. See Note 2, Acquisitions, for more information.

(f)	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, but may also include highly liquid, temporary cash investments having original maturity dates of three months or less. Cash equivalents are valued at cost, which approximates fair value.

(g)	Inventories

Inventories consist of inventory held for resale to our Product customers, as well as spare parts maintained to perform future repair services for our Service customers. We value our inventory at the lower of average cost or market through the establishment of loss reserves. The Company continually assesses the appropriateness of inventory valuations giving consideration to obsolete and slow-moving inventory. Product inventories were $19.3 million and $8.6 million at December 31, 2016 and 2015, respectively. Service inventories were $5.7 million and $5.2 million at December 31, 2016 and 2015, respectively. All inventory held as of December 31, 2016 and 2015, respectively, was considered to be finished goods inventory.

(h)	Allowance for Doubtful Accounts

CompuCom records allowances for accounts receivable based upon a specific review of outstanding invoices and unbilled accounts receivable, known collection issues, and historical experience. Reserves for uncollectible trade receivables are established when collection of payments of amounts due from clients is deemed improbable. Indicators of improbable collection include client bankruptcy, client litigation, industry downturns, client cash flow difficulties, or ongoing service or billing disputes. The allowance for doubtful accounts was $3.2 million and $4.8 million at December 31, 2016 and 2015, respectively.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(i)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Provision for depreciation is calculated using the straight-line method. The ranges of estimated useful lives of the assets are as follows:

Years
Computer equipment	1 to 5
Computer software and licenses	1 to 5
Furniture and other equipment	2 to 10
Leasehold improvements	2 to 5*
Buildings	25

*	Leasehold improvements are depreciated over two to five years or the term of the lease, whichever is shorter.

In accordance with ASC 350-40, Internal Use Software, certain costs related to the development or purchase of internal use software are capitalized and depreciated over the estimated useful life of the software. Costs incurred for upgrades and enhancements, which will not result in additional functionality, are expensed as incurred. We capitalized software costs of $3.3 million, $3.3 million and $5.5 million for the years ended December 31, 2016, 2015 and 2014, respectively, which are depreciated over five years once placed into service. These costs were incurred primarily in the purchase and development of our various internal enterprise resource planning software solutions. Capitalized interest in connection with the development of internal use software was $0.2 million, $0.3 million and $0.3 million for the years ended December 31, 2016, 2015 and 2014, respectively. The depreciation of our internal use software is included in depreciation expense as reflected in Note 4, Property and Equipment.

(j)	Goodwill and Indefinite-Lived Purchased Intangible Assets

Costs in excess of the fair value of tangible and other intangible assets acquired and liabilities assumed in a business combination are recorded as goodwill, and these excess costs are allocated between the Company’s reporting units: Service, Product, and Clearpath. ASC 350, Intangibles – Goodwill and Other, requires that companies test goodwill and indefinite-lived assets for impairment at least annually, as opposed to amortizing the balances over a finite period of time. The Company evaluates goodwill and indefinite-lived intangible assets on an annual basis (October 1) and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The preparation of the annual impairment analysis requires management to make significant estimates and assumptions with respect to the determination of fair values of reporting units and tangible and intangible assets. These estimates and assumptions may differ significantly from period to period. Estimates and assumptions include the Company’s operating forecasts, revenue growth rates, risk-commensurate discount rates, probability-weighted scenarios, customer retention rates and return on assets. A significant amount of judgment is involved in determining if an indicator of impairment has occurred between annual testing dates. Such indicators may include, among others: a significant decline in expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; and reductions in growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill or indefinite-lived assets.

Goodwill impairment testing is performed at a reporting unit level and is a multi-step process. In the first step, the Company can elect to perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not more likely than not, or if the Company elects to proceed directly with quantitative testing, the Company determines the fair value of its reporting units using combinations of both the income and market valuation approaches and then compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference must be recorded.

ASC 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. An impairment loss is recognized when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

(k)	Long-Lived Assets Including Finite-Lived Intangible Assets

CompuCom’s finite-lived intangible assets are attributed primarily to customer relationships and contracts. Intangible assets with definite useful lives are amortized on a straight-line basis over the length of the contract or benefit period, generally ranging from two months to twenty years. We review all long-lived assets, including property, equipment, and finite-lived intangible assets, for impairment in accordance with ASC 360-1, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate. If an asset or asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(l)	Financing Arrangements

Financing Expenses, Net

Financing expenses consist of costs incurred on borrowings under CompuCom’s financing arrangements, net of interest earnings from the investment of available cash.

Debt Issuance Costs

Costs associated with the issuance of debt instruments are presented as a direct deduction from the carrying amount of that debt liability, while debt issuance costs related to line-of-credit arrangements will be presented as an asset. All debt issuance costs are amortized using the effective interest method over the respective term of the debt instruments.

(m)	Revenue Recognition

CompuCom recognizes revenue in accordance with ASC 605, Revenue Recognition. If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided. Revenue is deferred if it has been billed but services have not been provided. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectability is reasonably assured.

Service Revenue

Service revenue, also referred to as IT services revenue, is composed of various offerings. The Company’s primary IT service offerings include end user computing, data center management, service desk, network infrastructure, IT workforce solutions, mobile device management, and cloud services. Revenue earned from services is recognized ratably over the contractual period or as services are performed. Revenue in excess of billings on service contracts is recorded as unbilled receivables. Billings in excess of revenue recognized on service contracts are recorded as deferred revenue until revenue recognition criteria are met.

Product Revenue

Product revenue, also referred to as procurement and logistics services revenue, consists of multi-vendor procurement services and support for a wide array of technologies, including personal computer products, certain Unix-based systems, servers, networking and storage products, peripherals, and mobile and wireless computing devices. Product revenue also includes software-related products, licenses and agency fees, complex configuration and imaging, vendor warranty contracts, and services provided in support of certain manufacturers’ direct fulfillment initiatives. Revenue is recognized when title and risk of loss transfers to the customer unless customer acceptance is uncertain or significant obligations remain. Provision for estimated product returns, which historically have been immaterial, is made at the time the related revenue is recognized. Shipping and handling revenues are included in product revenues, and related costs are included in Product costs.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Multiple-Element Arrangements

When elements such as hardware, software and services are contained in a single arrangement, or in related arrangements with the same customer, CompuCom allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The amount of revenue allocated to each element is limited to the amount that is not contingent upon the delivery of another element in the future. Revenue is then recognized for each element as described above for a single-element contract.

Gross versus Net Revenue and Related Costs

The FASB has issued authoritative guidance that prescribes when resellers should report revenue and related costs on a gross basis, and when revenue and related costs should be presented on a net basis in the financial statements. We present revenue and related costs on a net basis where CompuCom’s role in the transaction is deemed to be that of an agent. All other revenue, where CompuCom is deemed to be the principal in the transaction, is recognized on a gross basis.

Deferred Contract Costs

CompuCom recognizes costs associated with Service contracts as incurred. However, direct costs incurred related to the transition phase of the contract are deferred and amortized on a straight-line basis over the initial contract term. These costs consist primarily of internal and external costs directly related to transition or set-up activities necessary to enable delivery of the contractual services. These costs are regularly monitored for recoverability, and impairment losses are recorded when projected remaining undiscounted cash flows of the related contract are not sufficient to recover the carrying amount of the deferred contract costs.

The Company made upfront working capital investments in 2014 to transition into a large customer contract, which we capitalized as deferred service costs. We assessed the capitalized costs associated with this contract and determined that it was not probable that it was recoverable, and, as a result, the unamortized deferred service cost balance associated with this contract was deemed to be fully impaired. A one-time impairment charge of $4.8 million was recognized for the year ended December 31, 2014, and is included as Asset impairments in the Consolidated Statements of Operations.

Deferred Revenue

Deferred revenue principally consists of maintenance contracts that have been paid in advance. In addition, deferred revenue also represents amounts that have been invoiced to customers, but are not yet recognizable as revenue because one or more of the conditions for revenue recognition have not been met. Approximately 93% of the deferred revenue recorded as of December 31, 2016 will be recognized within one year.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(n)	Vendor Incentive Programs

CompuCom participates in certain manufacturers’ customer-specific rebate programs. Under these programs, CompuCom is required to pay a higher initial amount for the product and claim a rebate from the manufacturer to reduce the final cost. These rebates are passed on to the customer in the form of a reduced sales price. The amounts due from manufacturers under such customer-specific rebate programs, referred to as vendor receivables, are included in our Receivables, net balance on the Consolidated Balance Sheets as of December 31, 2016 and 2015. Outstanding vendor receivables were insignificant for all periods presented.

CompuCom participates in certain programs provided by various suppliers that enable it to earn volume incentives. These incentives are generally earned by achieving quarterly sales targets. The amounts earned under these programs are recorded as a reduction of cost of revenue when earned. The Company also receives vendor reimbursements that offset certain training, promotional and marketing costs incurred by the Company. Any amounts received in excess of the actual amounts incurred are recorded as a reduction of cost of revenue. Both amounts earned under volume incentive programs and amounts to be reimbursed by vendors are recorded as Receivables, net on the Consolidated Balance Sheets.

(o)	Advertising

CompuCom recognizes expenses for advertising costs as incurred. These costs were $4.1 million, $4.3 million and $4.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(p)	Taxes

CompuCom accounts for income taxes in accordance with the provisions of ASC 740-10, Income Taxes. For United States federal income tax purposes, the Company is a subsidiary in a consolidated income tax return. However, the Company is applying the separate return method whereby the current and deferred taxes of the Company are allocated as if it were a separate taxpayer. The tax sharing agreement between the companies differs from the method of allocation on the consolidated financial statements and as such, any differences between the expected settlement amount and the amount due according to the tax sharing agreement is treated as a capital contribution by THL Holdings via Parent. ASC 740-10 requires companies to recognize deferred tax assets and liabilities based on the differences between financial reporting and tax bases of assets and liabilities. These differences are measured using the enacted tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. A valuation allowance is established against net deferred tax assets, if based on the weighted available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the tax rates are changed.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company has adopted ASC 740-10-25, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. To the extent that the expected tax outcome of these matters changes, such changes in estimates will impact the income tax provision in the period in which such determination is made. See Note 12, Income Taxes, for more information.

(q)	Employee Benefit Plans

The Company sponsors employee benefit plans that cover substantially all of its employees, and the costs of these plans are dependent upon several factors and assumptions, such as employee demographics, plan design, the level of cash contributions made to the plans, discount rates, the expected long-term rate of return on plan assets, mortality, and health care cost trends. In accordance with ASC 715, Compensation – Retirement Benefits, changes in post retirement benefits other than pension liabilities associated with these factors are not immediately recognized as post retirement benefit costs in the Consolidated Statements of Operations, but generally are recognized in future years over the remaining average service period of plan participants. ASC 715 requires the Company to recognize an asset or liability for the overfunded or underfunded status of a benefit plan. The asset or liability to be recognized equals the difference between the fair value of the plan’s assets and the benefit obligation. See Note 16, Pensions and Other Post Retirement Benefit Plans, for further discussion of the Company’s benefit plans.

(r)	Employee-Related Self-Insurance Reserves

We are self-insured, subject to certain retention limits, for losses related to workers’ compensation and employee health care claims. The expected ultimate cost of claims is estimated based upon analysis of historical data and actuarial estimates. The reserve for self-insurance is included in Accrued liabilities and totaled $10.0 million and $10.1 million at December 31, 2016 and 2015, respectively.

(s)	Derivative Instruments and Hedging Activities

We recognize all derivative financial instruments in the consolidated financial statements at fair value. Changes in the fair value of derivative financial instruments that qualify for hedge accounting are recorded in the Consolidated Statements of Comprehensive Loss as an adjustment to the carrying value of the hedged item. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We maintain internal controls over our hedging activities, which include policies and procedures for risk assessment and the approval, reporting and monitoring of all derivative financial instrument activities. We monitor our hedging positions and creditworthiness of our counter-parties and do not anticipate losses due to our counter-parties’ nonperformance. We do not hold or issue derivative financial instruments for trading or speculative purposes. To qualify for hedge accounting, derivatives must meet defined correlation and effectiveness criteria, be designated as a hedge and result in cash flows and financial statement effects that substantially offset those of the position being hedged.

(t)	Revisions to Prior Year Financial Statements

Subsequent to the issuance of the consolidated financial statements, the Company concluded that it did not properly record foreign currency gains and losses on intercompany balances denominated in a currency other than the functional currency of the parties to the transaction for the years ended December 31, 2015 and 2014. The Company concluded the effects of this error to the consolidated financial statements were not material to the accounts as previously presented and has revised the previously reported consolidated financial statements for the years ended December 31, 2015 and 2014 to appropriately correct these errors. In addition, the Company had inconsequential miscellaneous errors related to 2015 and prior years. As a result of the revision, the Company is adjusting December 31, 2015 and 2014, as well as the opening 2014 balance sheet to record all adjustments in the correct period.

The tables below present the impact of the adjustments recorded to correct the Consolidated Balance Sheets as of December 31, 2015 and 2014 and the related Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss, Consolidated Statements of Stockholder’s Equity and Noncontrolling Interest and Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014 (in thousands):

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	As of December 31, 2015
	As previously reported	Impact of revision		As revised
Consolidated Balance Sheets
Receivables, net	$268,084	$(691	) $	267,393
Deferred income taxes	10,758	627		11,385
Prepaids and other current assets	26,196	27		26,223

Total current assets	414,735	(37)		414,698
Deferred income taxes	2,141	(954)		1,187

Total assets	1,193,309	(991)		1,192,318

Accrued liabilities	112,763	1,153		113,916

Total current liabilities	270,304	1,153		271,457
Deferred income taxes	134,783	634		135,417

Total liabilities	1,181,107	1,787		1,182,894

Additional paid-in capital	319,579	159		319,738
Accumulated other comprehensive loss	(15,130)	9,100		(6,030)
Accumulated deficit	(292,247)	(12,037)		(304,284)

Total stockholder’s equity	12,202	(2,778)		9,424

Total liabilities and stockholder’s equity	1,193,309	(991)		1,192,318

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	For the Year ended December 31, 2015
	As previously reported	Impact of revision	As revised
Consolidated Statements of Operations
Total revenue	$1,228,633	$(267)	$1,228,366
Total cost of revenue	(877,570)	121	(877,449)

Gross margin	351,063	(146)	350,917
Selling, general and administrative expenses	(318,029)	(6,583)	(324,612)
Total operating expenses	(473,696)	(6,583)	(480,279)
Loss from operations	(122,633)	(6,729)	(129,362)
Loss before income taxes	(158,086)	(6,729)	(164,815)
Income tax benefit	(28,684)	(841)	(29,525)

Net loss	(129,402)	(5,888)	(135,290)

Consolidated Statements of Comprehensive Loss
Net loss	(129,402)	(5,888)	(135,290)
Foreign currency translation adjustment	(8,106)	4,275	(3,831)
Other comprehensive loss, net of taxes	(7,865)	4,275	(3,590)
Total comprehensive loss	(137,267)	(1,613)	(138,880)
Consolidated Statements of Stockholder’s Equity and Noncontrolling Interest
Additional paid-in capital	319,579	159	319,738
Accumulated other comprehensive loss	(15,130)	9,100	(6,030)
Accumulated deficit	(292,247)	(12,037)	(304,284)

Balance at December 31, 2015	12,202	(2,778)	9,424

Consolidated Statements of Cash Flows
Net loss	(129,402)	(5,888)	(135,290)
Loss from foreign currency transactions	—	7,058	7,058
Deferred income taxes	(38,174)	(825)	(38,999)
Receivables	73,490	534	74,024
Other assets	(3,668)	(28)	(3,696)
Accounts payable	(54,134)	2	(54,132)
Accrued liabilities and other	(18,929)	(853)	(19,782)

Net cash provided by operating activities	36,669	—	36,669

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	For the Year ended December 31, 2014
	As previously reported	Impact of revision	As revised
Consolidated Statements of Operations
Total revenue	$1,308,046	$(880)	$1,307,166
Total cost of revenue	(936,712)	(395)	(937,107)

Gross margin	371,334	(1,275)	370,059
Selling, general and administrative expenses	(333,566)	(5,025)	(338,591)
Total operating expenses	(492,417)	(5,025)	(497,442)
Loss from operations	(121,083)	(6,300)	(127,383)
Loss before income taxes	(165,805)	(6,300)	(172,105)
Income tax benefit	(4,054)	(2,317)	(6,371)

Net loss	(161,751)	(3,983)	(165,734)

Consolidated Statements of Comprehensive Loss
Net loss	(161,751)	(3,983)	(165,734)
Foreign currency translation adjustment	(4,935)	3,144	(1,791)
Other comprehensive loss, net of taxes	(5,365)	3,142	(2,223)
Total comprehensive loss	(167,116)	(841)	(167,957)
Consolidated Statements of Stockholder’s Equity and Noncontrolling Interest
Additional paid-in capital	319,347	159	319,506
Accumulated other comprehensive loss	(7,265)	4,825	(2,440)
Accumulated deficit	(162,845)	(6,149)	(168,994)

Balance at December 31, 2014	149,237	(1,165)	148,072

Consolidated Statements of Cash Flows
Net loss	(161,751)	(3,983)	(165,734)
Loss from foreign currency transactions	—	4,982	4,982
Deferred income taxes	(13,338)	(2,317)	(15,655)
Receivables	(2,911)	168	(2,743)
Other assets	(10,254)	(1)	(10,255)
Accrued liabilities and other	2,662	1,151	3,813

Net cash provided by operating activities	50,916	—	50,916

	As of December 31, 2013
	As previously reported	Impact of revision	As revised
Consolidated Statements of Stockholder’s Equity and Noncontrolling Interest
Additional paid-in capital	318,438	159	318,597
Accumulated other comprehensive loss	(1,900)	1,683	(217)
Accumulated deficit	(1,094)	(2,166)	(3,260)

Balance at December 31, 2013	315,444	(324)	315,120

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2)	Acquisitions

On August 1, 2016, the Company acquired 40% of the membership interests in Clearpath Holdings, LLC, a regional value added reseller and integrator of data center-focused technologies. We determined that we are the primary beneficiary of Clearpath because we have the right to direct the activities that most significantly impact the entity’s economic performance. Accordingly, we consolidate the results of Clearpath. The fair value of the consideration paid for this acquisition, net of cash acquired, was $10.8 million. Under the terms of the agreement, the Company may acquire the remainder of the equity interests in Clearpath by the third anniversary of the closing through a series of call and put options. The Company is required to purchase an additional 15% of the membership interests in Clearpath in the second quarter of 2017. As this represents an obligation to mandatorily redeem a portion of the noncontrolling interest for cash, the Company concluded it should be presented as a liability under ASC 480. As such, the Company recorded $5.2 million in Accrued liabilities in the Consolidated Balance Sheets which is based on the actual performance of the business in 2016. The remaining noncontrolling interest is subject to a put option that is outside the control of the Company. As such, it is deemed a redeemable noncontrolling interest and presented as Redeemable noncontrolling interest on the Consolidated Balance Sheets. The fair value of the consideration paid for the membership interests in Clearpath was allocated to the assets purchased and liabilities assumed, based on their estimated fair values as of the acquisition date, with any excess recorded as goodwill.

The process for estimating the fair values of identified intangible assets and assumed liabilities requires the use of judgment to determine the appropriate assumptions. The Company’s purchase price allocation for Clearpath is preliminary and subject to revision as additional information about the fair value of the assets and liabilities becomes available. ASC 805 defines the measurement period by which purchase price adjustments should be finalized as not to exceed one year from the acquisition date. The amounts related to the acquisition are allocated to the assets acquired and the liabilities assumed and are included in the Company’s Consolidated Balance Sheet as of December 31, 2016. The Company incurred $0.2 million of acquisition related costs for year ended December 31, 2016 which are included in Acquisition related costs in the Consolidated Statements of Operations.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The table below presents the estimated fair value of assets acquired and liabilities assumed on the acquisition date in accordance with ASC 805 (in thousands):

Cash	$8
Other current assets	12,503
Property and equipment	1,563
Goodwill	7,983
Identifiable intangible assets	16,300
Mandatorily redeemable noncontrolling interest liability	(5,189)
Other current liabilities	(11,034)
Long-term liabilities	(408)
Redeemable noncontrolling interest	(10,953)

Total purchase price	$10,773

(3)	Stock Compensation Expense

In August 2013, Intermediate Holdings implemented a management stock compensation plan, whereby certain members of the Company’s management are eligible for nonqualified employee stock options. Total stock compensation expense related to awards granted was $0.4 million, $0.2 million and $0.6 million for the years ended December 31, 2016, 2015 and 2014, respectively, which is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

(4)	Property and Equipment

The following is a summary of property and equipment at December 31, 2016 and 2015 (in thousands):

	2016	2015
Computer equipment	$23,662	18,625
Computer software and licenses	42,148	35,635
Leasehold improvements	14,913	8,856
Furniture and other equipment	7,731	5,702
Buildings	12,570	—

Subtotal	101,024	68,818
Less accumulated depreciation	(40,767)	(36,598)

Total	$60,257	32,220

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For build-to-suit lease arrangements, the Company evaluates lease terms to assess whether, for accounting purposes, it should be “deemed owner” of the construction project. Under build-to-suit lease arrangements, the Company establishes an asset and a corresponding financing obligation for the estimated construction costs of the shell facility. Improvements to the facilities during the construction project are capitalized, and, to the extent funded by a tenant improvement allowance, the financing obligation is increased. Upon completion of construction and occupancy of the facility, the Company assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If the Company does not comply with the provisions needed for sale-leaseback accounting, the lease will be accounted for as a financing obligation and lease payments will be attributed to 1) a reduction of the principal financing obligation; 2) imputed interest expense; and 3) land lease expense representing an imputed cost to lease the underlying land of the facility. In addition, the underlying building asset will be depreciated over the building’s useful life and, at the conclusion of the lease term, the Company would de-recognize the net book values of both the asset and financing obligation.

The Company began construction on two newly leased office spaces in April 2016 for which we were “deemed owner” of the construction projects for accounting purposes only.

Upon completion of the construction of the Plano facility in July 2016, the Company evaluated derecognition of the asset and liability under the provisions for sale-leaseback transactions. The Company concluded that it had forms of continuing economic involvement in the facility, and therefore did not comply with the provisions for sale-leaseback accounting.    As a result, the lease will be accounted for as a financing obligation and the lease payments will be applied as discussed above. In addition, the Company recorded the underlying building asset and will depreciate it over a useful life of 25 years. As of December 31, 2016, the Company has recorded a $12.6 million asset in Property and equipment, net and a $9.6 million liability in Obligations under build-to-suit lease transactions on our Consolidated Balance Sheets.

Upon completion of the construction of the Mexico City facility in December 2016, the Company evaluated derecognition of the asset and liability under the provisions for sale-leaseback transactions. The Company concluded it lacked continuing economic involvement in the facility, and therefore did comply with the provisions for sale-leaseback accounting. As a result, the Company derecognized the asset and corresponding liability associated with the landlord incurred construction costs. The lease will be accounted for as an operating lease.

Depreciation expense related to property and equipment was $9.8 million, $10.3 million and $14.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

As a result of the full Product goodwill impairment in 2015, the Company conducted an impairment test on its property and equipment and concluded that the Product property and equipment was impaired. A property and equipment impairment charge of $0.7 million was recorded in 2015 as a result of the impairment test conducted and is included as Asset impairments in the Consolidated Statements of Operations. The impairment charge was incurred as a result of lower profitability in the Product segment.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(5)	Goodwill

The purchase price for all business combinations is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The acquisition of Clearpath in 2016 as discussed more fully in Note 2, Acquisitions, resulted in $8.0 million of goodwill. The primary element that generated the goodwill is the highly trained and knowledgeable workforce. The following table provides a rollforward of the Company’s goodwill balance, allocated by reporting unit (in thousands):

	Service	Product	Clearpath	Total
Balance at December 31, 2013	$411,798	70,159	—	481,957
Impairments	(136,164)	(17,478)	—	(153,642)

Balance at December 31, 2014	$275,634	52,681	—	328,315
Impairments	—	(52,681)	—	(52,681)

Balance at December 31, 2015	$275,634	—	—	275,634
Additions	—	—	7,983	7,983
Impairments	(109,569)	—	—	(109,569)

Balance at December 31, 2016	$166,065	—	7,983	174,048

The Company has approximately $9.9 million of goodwill that is deductible for income tax purposes.

In accordance with ASC 350, the Company tests goodwill and indefinite-lived assets for impairment at least on an annual basis. The Company recorded goodwill impairments of $109.6 million and $136.2 million in its Service segment from the annual impairment tests conducted in 2016 and 2014, respectively, and goodwill impairments of $52.7 million and $17.5 million in its Product segment in 2015 and 2014, respectively. The impairment charges were incurred when the reporting units experienced lower profitability than management’s previous expectations. The impairment charge is included as Asset impairments in the Consolidated Statements of Operations.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)	Identifiable Intangible Assets

Identifiable intangible assets result from the purchase price allocations of the Company’s business combinations. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Indefinite-lived intangible assets are evaluated for impairment annually or when events or circumstances warrant a valuation analysis. The following tables provide a summary of CompuCom’s identifiable intangible assets as of December 31, 2016 and 2015 (in thousands):

		December 31, 2016
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 20 years	$537,700	(214,443)	323,257
Indefinite-lived intangible assets:
Trade name	N/A	125,000	N/A	125,000

Total net identifiable intangible assets		$662,700	(214,443)	448,257

		December 31, 2015
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 17 years	$521,400	(189,443)	331,957
Indefinite-lived intangible assets:
Trade name	N/A	125,000	N/A	125,000

Total net identifiable intangible assets		$646,400	(189,443)	456,957

As a result of the full Product goodwill impairment in 2015, the Company conducted an impairment test on its finite-lived intangible assets and concluded that the Product finite-lived intangible asset was impaired. An impairment charge of $102.3 million was recorded in 2015 as a result of the impairment test conducted and is included as Asset impairments in the Consolidated Statements of Operations. The impairment charge was incurred as a result of lower profitability in the Product segment.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Amortization expense related to intangible assets with definite useful lives was $25.0 million, $31.5 million and $33.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Expected amortization expense related to intangible assets with definite useful lives for years subsequent to December 31, 2016 are as follows (in thousands):

2017	$24,041
2018	24,041
2019	23,944
2020	23,808
2021	23,808
2022 and beyond	203,615

$323,257

(7)	Equity Method Investments

In December 2015, the Company purchased an undivided 20% interest in each of the assets of High Performance Technologies, LLC (HPT) via the acquisition of 2,000,000 units for $1.8 million. HPT is a regional value added reseller specializing in the delivery of high performance data solutions. The carrying amount in the investment in HPT was $1.4 million and $1.8 million at December 31, 2016 and December 31, 2015, respectively, and is included in Other long-term assets on the Consolidated Balance Sheet and accounted for as an equity method investment. Under this method of accounting, the Company recognizes its share of the investments’ earnings and losses, which is included in Other income, net on the Consolidated Statements of Operations.

(8)	Accrued Liabilities

The following is a summary of accrued liabilities at December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Employee related accruals	$40,402	52,829
Deferred revenue	19,547	13,239
Accrued vendor refunds	3,706	1,799
Accrued interest	3,531	2,717
Accrued sales and property tax	6,101	7,256
Accrued sub-contractor expense	9,094	7,342
Accrued customer rebates and reimbursements	2,675	5,319
Vendor contracts accrual	6,472	3,145
Accrued occupancy costs	481	2,459
Accrued federal and state income taxes	514	412
Accrued professional services	4,529	2,118
Accrued freight	1,352	1,957
Lease termination accrual	5,503	—
Mandatorily redeemable noncontrolling interest liability	5,189	—
Other	12,846	13,324

Total	$121,942	113,916

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(9)	Financing Arrangements

The following is a summary of amounts outstanding under CompuCom’s financing arrangements at December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Long-term debt:
Term Loan	$559,983	568,962
Senior Notes	215,000	225,000
Securitization	—	—
Notes payable	7,543	5,347
Other debt	2,342	—

Total debt obligations	784,868	799,309
Less unamortized discount on Term Loan	(1,471)	(1,887)
Less unamortized debt issuance costs	(13,016)	(16,849)
Less current portion of Term Loan	—	(8,978)
Less current portion of notes payable	(4,581)	(5,079)
Less current portion of other debt	(2,015)	—

Total long-term debt	$763,785	766,516

Interest expense on long-term debt borrowings was $46.2 million, $45.8 million and $46.5 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in Financing expenses, net, in the Consolidated Statements of Operations.

Interest income was $0.3 million, $0.2 million and $0.1 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in Financing expenses, net, in the Consolidated Statements of Operations.

Expected maturities of long-term debt for years subsequent to December 31, 2016 are as follows (in thousands):

2017	$6,596
2018	204
2019	639
2020	561,153
2021	216,276

$784,868

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(a)	Term Loan

On May 9, 2013, the Company entered into a $605.0 million Term Loan in connection with the Acquisition. The Term Loan was issued at 99.5% of face value, resulting in net proceeds of $602.0 million. Amortization of the debt discount was $0.4 million for all periods presented and is included in Financing expenses, net in the Consolidated Statements of Operations. The Term Loan accrues interest at a rate of 3.25%, plus the greater of 1% or an adjusted LIBOR rate. In addition, the Company is required to make annual principal payments based on an excess cash flow calculation defined in the debt agreement. The excess cash flow calculation is the maximum mandatory prepayment for which the Company is obligated; however, each lender can elect to decline all of its applicable percentage of such prepayment. These payments are due five business days after the date on which the financial statements are required to be delivered. In accordance with the cash flow calculation based on the Company’s results for the year ended December 31, 2016, the Company is not required to make a principal payment in 2017. The Company made principal payments of $9.0 million and $10.3 million, based on the excess cash flows for the years ended December 31, 2015 and 2014, respectively. Any mandatory prepayments made by the Company shall be applied against the remaining scheduled quarterly principal payments. Due to the mandatory prepayments discussed above, we are not required to make any quarterly principal payments for the remainder of the Term Loan. The weighted average annualized interest rate was 4.3% for all periods presented.

The Term Loan has a maturity date of May 9, 2020 and is unconditionally guaranteed by Parent and each of its direct and indirect present and future domestic subsidiaries, except for certain excluded subsidiaries. The Term Loan is collateralized by a grant of security interest in, subject to certain customary exceptions, each credit party’s present and future tangible and intangible assets as noted in the agreement.

(b)	Senior Notes

On May 9, 2013, in connection with the Acquisition, the Company issued senior notes (Senior Notes) via an initial purchaser to qualified institutional buyers in an aggregate principal amount of $225.0 million under the terms of an indenture (Indenture) pursuant to Rule 144A under the Securities Act of 1933 (the Securities Act) and outside the United States in accordance with Regulation S under the Securities Act. The Senior Notes are exempt from registration under the Securities Act or any state securities laws. The Senior Notes bear interest at a rate of 7.0% per year, and interest is payable on May 1 and November 1 of each year. The Senior Notes have a maturity date of May 1, 2021, and they are fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis by each of the Company’s subsidiaries that guarantee the Term Loan. These Senior Notes provide optional redemption privileges at redemption prices as set forth in the Indenture.

In May 2016, the Company entered into a transaction with a Senior Note holder to purchase an aggregate principal amount of $10.0 million of Senior Notes for $4.5 million. In connection with this transaction, the Company recorded a gain on debt extinguishment of $5.3 million comprised of a $5.5 million gain from the Senior Notes purchased, offset by a write-off of $0.2 million of unamortized debt issuance costs related to the purchased Senior Notes. The Company funded the transaction using cash on hand. As a result of the transaction, future interest expense will be reduced by $3.3 million for the remaining term of the Senior Notes.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(c)	Receivables Securitization Facility

The Receivables Securitization Facility (Securitization) is a financing vehicle utilized by the Company because it offers attractive rates relative to other financing sources. The Securitization’s pricing is based on LIBOR plus 1.5%. The short-term interest rate, inclusive of the spread, was 2.0% at both December 31, 2016 and 2015. Under this arrangement, the Company and its wholly owned Canadian subsidiary sell their respective US and Canadian eligible trade accounts receivable, not to exceed $150.0 million, to their respective wholly owned, consolidated, special purpose finance corporations, CSI Funding, Inc. and CSI Funding Canada Co. (the SPCs). The SPCs have sold and, subject to certain conditions, may from time to time sell an undivided ownership interest in the pool of purchased receivables to financial institutions. As collections reduce receivable balances sold, CompuCom may sell interests in new receivables to bring the amount sold up to the maximum allowed. The proceeds from the sale of receivables are used primarily to fund working capital requirements. CompuCom is retained as servicer of the receivables; however, the cost of servicing is not material. All securitized accounts receivable, which approximate fair value due to the short-term nature of the instruments, as well as the related debt, are reflected on the Company’s Consolidated Balance Sheets as of December 31, 2016 and 2015.

The Company also has outstanding letters of credit totaling $27.3 million and $20.5 million at December 31, 2016 and December 31, 2015, respectively. These letters of credit are issued in connection with our self-insurance programs, as well as certain vendors and customers. We have elected to pledge a portion of the line under the Securitization as collateral for our letters of credit. As such, the availability under the Securitization was $79.6 million and $129.5 million at December 31, 2016 and 2015, respectively.

(d)	Debt Issuance Costs

The Company has incurred debt issuance costs of $28.4 million for the Term Loan, Senior Notes, and amended Securitization. Debt issuance costs for the Term Loan and Senior Notes were $13.0 million and $16.8 million at December 31, 2016 and 2015, respectively, and were applied as a direct reduction to the carrying amount of the respective debt in the Consolidated Balance Sheets. Debt issuance costs for the Securitization were $0.8 million and $1.0 million at December 31, 2016 and 2015, respectively, and included in Other long-term assets in the Consolidated Balance Sheets. Amortization of debt issuance costs approximated $3.9 million, $4.0 million, and $4.0 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in Financing expenses, net in the Consolidated Statements of Operations. Estimated future amortization of debt issuance costs for years subsequent to December 31, 2016 are as follows (in thousands):

2017	$3,905
2018	3,905
2019	3,905
2020	1,823
2021	227

$13,765

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(e)	Debt Covenants

The Securitization requires the Company to comply with a minimum interest coverage ratio covenant when the Securitization is 90% utilized for 30 consecutive days. The Company is not required to comply with the minimum interest coverage ratio covenant if the utilization of the Securitization falls below 90% for 10 consecutive days. We are not subject to the minimum interest coverage ratio covenant as of December 31, 2016.

We are not subject to any other financial covenants on our Term Loan, Senior Notes, and Receivables Securitization Facility as of December 31, 2016.

(f)	Notes Payable

In 2015, the Company issued two notes for a total of $6.0 million from a third party financing company in order to purchase software licenses and equipment. The Company made principal and interest payments of $4.4 million and $0.3 million in 2016 and 2015, respectively. We are required to make future principal and interest payments of $1.3 million in 2017. The notes bear a weighted average interest rate of approximately 6.0%.

In 2016, the Company issued two notes for $11.8 million from vendors in order to finance warranty service and software costs. The Company made principal and interest payments of $5.7 million in 2016. We are required to make future principal and interest payments of $7.5 million in 2017 and beyond. The notes bear a weighted average interest rate of approximately 8.0%.

(g)	Other debt

In connection with the acquisition of 40% of the membership interests in Clearpath in the third quarter of 2016, the Company consolidated Clearpath’s outstanding bank debt, consisting of a line of credit facility and a note payable. As of December 31, 2016, the outstanding balances on the credit facility and note payable were $1.8 million and $0.5 million, respectively. The credit facility matures on February 15, 2017 and pricing is based on Wall Street Journal Prime. The note matures on July 20, 2019 and bears a weighted average interest rate of 4.25%. The Company made an insignificant amount of principal and interest payments related to these debt obligations for the year ended December 31, 2016.

The line of credit facility requires Clearpath to comply with a minimum adjusted tangible net worth of $2.2 million. As of December 31, 2016, Clearpath is in compliance with all debt covenants and is not subject to any other financial covenants on its debt instruments.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(10)	Distributions

In July 2016, the Company made a cash distribution of $3.1 million to our Parent for utilization of the Parent’s stand-alone net operating loss carryforwards for the year ended December 31, 2014 and the 237 day period ended December 31, 2013. For United States federal income tax purposes, the Company is a subsidiary in a consolidated income tax return. However, the Company applies the separate return method whereby the current and deferred taxes of the Company are allocated as if it were a separate taxpayer. The tax sharing agreement between the companies differs from the method of allocation on the consolidated financial statements and as such, the differences between the expected settlement amount and the amount due according to the tax sharing agreement were treated as capital contributions by THL Holdings through our Parent. However, the Company has always intended to reimburse THL Holdings for the utilization of their net operating loss carryforwards as allowed in both the Term Loan and Senior Note debt agreements.

(11)	Segment Information

Operating segments are components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker in making decisions on how to allocate resources and assess performance. The Company’s Chief Executive Officer is the Chief Operating Decision Maker.

CompuCom measures segment earnings as operating income, defined as income before financing expenses, net, and income taxes. All significant inter-segment activity has been eliminated. Amounts included in the “Other” column include all items not specifically allocated to each segment, including but not limited to acquisition related costs, management fees paid to Parent and other miscellaneous expenses of a non-recurring nature.

	December 31, 2016
Operating results	Service	Product	Other	Total
		(In thousands)
Revenue	$883,413	229,967	—	1,113,380
Gross margin	263,739	62,502	—	326,241
Income (loss) from operations	(91,178)	15,462	(4,945)	(80,661)
Gain on debt extinguishment	—	—	5,299	5,299
Other income	—	1,254	2,127	3,381
Financing expenses, net	$—	—	(45,939)	(45,939)

Loss before income taxes				$(117,920)

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2015
Operating results	Service	Product	Other	Total
		(In thousands)
Revenue	$973,133	255,233	—	1,228,366
Gross margin	281,064	69,853	—	350,917
Income (loss) from operations	43,001	(158,724)	(13,639)	(129,362)
Other income	—	8,585	1,622	10,207
Financing expenses, net	$—	—	(45,660)	(45,660)

Loss before income taxes				$(164,815)

	December 31, 2014
Operating results	Service	Product	Other	Total
		(In thousands)
Revenue	$1,055,788	251,378	—	1,307,166
Gross margin	280,996	89,063	—	370,059
Loss from operations	(100,606)	(8,795)	(17,982)	(127,383)
Other income	—	1,699	—	1,699
Financing expenses, net	$—	—	(46,421)	(46,421)

Loss before income taxes				$(172,105)

Revenue from foreign sources is primarily generated in Canada. Revenue, classified by the major geographic areas in which CompuCom operates, was as follows (in thousands):

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
U.S.	$909,465	1,015,613	1,059,220
Non-U.S.	203,915	212,753	247,946

Total revenue	$1,113,380	1,228,366	1,307,166

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Net property and equipment, classified by the major geographic areas in which CompuCom operates, were as follows as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
U.S.	$46,295	24,073
Non-U.S.	13,962	8,147

Total net property and equipment	$60,257	32,220

(12) Income Taxes

The Company is subject to corporate income taxes in the U.S. Its subsidiaries included in these financial statements are subject to income taxes in multiple jurisdictions.

The provision for income taxes is based on the following pre-tax loss (in thousands):

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
United States	$(144,126)	(186,410)	(203,336)
Foreign	26,206	21,595	31,231

Total pre-tax loss	$(117,920)	(164,815)	(172,105)

The provision for income taxes is comprised of the following (in thousands):

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Current:
Federal	$—	—	285
Foreign	11,810	8,718	8,518
State	395	756	481
Deferred, primarily federal	(2,460)	(38,999)	(15,655)

Income tax expense (benefit)	$9,745	(29,525)	(6,371)

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Total income taxes differed from the amounts computed by applying the U.S. Federal income tax rates of 35% to loss before income taxes as a result of the following (in thousands):

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Computed “expected” tax expense (benefit)	$(41,268)	(57,670)	(60,262)
State taxes, net of U.S. federal income tax expense (benefit)	(411)	(3,039)	1,408
Effect of non-U.S. operations	(1,141)	231	(375)
Valuation allowance	13,434	12,189	341
Permanent items:
Meals and entertainment	414	504	594
Transaction costs	—	—	—
Goodwill impairment	37,019	17,799	51,910
Noncontrolling interest	(271)	—	—
Other, net	1,969	461	13

Income tax expense (benefit)	$9,745	(29,525)	(6,371)

Effective tax rate	-8.3%	17.9%	3.7%

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2016 and 2015, are presented below (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss	$14,789	16,104
Foreign tax credits	28,429	19,265
AMT and other credits	1,878	1,878
Inventories, principally due to additional costs inventoried for tax purposes	613	343
Accounts receivable, principally due to allowance for doubtful accounts	1,425	2,416
Deferred revenue	1,889	1,344
Self-insurance accrual	4,100	3,934
Non-current lease accrual	1,552	1,403
Accrued bonuses	2,873	2,594
Revenue reserve	5	748
Other accrued expenses	10,407	6,589
Translation adjustment	1,704	4,304
Other	6,713	6,011

Total deferred tax assets	76,377	66,933
Less valuation allowance	(26,831)	(13,397)

Net deferred tax assets	49,546	53,536

Deferred tax liabilities:
Accelerated depreciation	(4,347)	(3,105)
Intangible assets	(162,067)	(170,072)
Offset to Canadian deferreds	(2,317)	(2,502)
Other	(522)	(702)

Total deferred tax liabilities	(169,253)	(176,381)

Net deferred tax liabilities	$(119,707)	(122,845)

At December 31, 2016, the Company has available US net operating loss carryforwards totaling approximately $32.2 million, which expire in the years 2017 to 2034. Additionally, the Company has net operating loss carryforwards available in various states that will begin expiring in 2017, as well as a Mexico net operating loss carryforward totaling approximately $1.3 million which will begin expiring in the year 2024. Finally, the Company has an AMT credit carryforward of approximately $2.0 million, which has an indefinite carryover period, and a foreign tax credit carryforward of approximately $28.4 million, which will expire in the years 2021 to 2026. The utilization of pre-acquisition tax loss carryforwards and tax credits is limited each year under Internal Revenue Code (IRC) 382.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary difference become deductible. The Company has recorded a valuation allowance of $26.8 million at December 31, 2016 related to its deferred tax assets, of which $8.3 million relates to federal, state, and Mexico net operating losses. The remaining $18.5 million is related to foreign tax credits. Prior to expiration of any foreign tax credits, the Company will elect to deduct foreign taxes and reverse any foreign tax credit necessary to avoid such expiration. The amount of the remaining foreign tax credits after applying the valuation allowance is the equivalent deferred tax asset that would remain should a deduction be taken instead of a credit.

The following table provides a rollforward of the Company’s unrecognized tax benefits excluding interest, penalties and related income tax benefits (in thousands):

Balance at December 31, 2014	$6,657
Additions for tax positions of current year	527
Additions for tax positions of prior years	1,316
Reductions for tax positions of prior years	(876)
Settlements with tax authorities	(37)

Balance at December 31, 2015	$7,587

Reductions for tax positions of current year	(709)
Additions for tax positions of prior years	2,469
Reductions for tax positions of prior years	(594)
Settlements with tax authorities	(148)

Balance at December 31, 2016	$8,605

As of December 31, 2016 and 2015, the Company had gross unrecognized tax benefits of $8.6 million and $7.6 million, respectively, all of which was included in Other long-term liabilities, in the Consolidated Balance Sheets. Approximately $3.3 million of the unrecognized tax benefit is currently covered under an indemnification agreement with the predecessor owner, Court Square. The Company does not believe it is reasonably possible that the total amount of unrecognized tax benefits will materially change in the next twelve months. The majority of the unrecognized tax benefits at December 31, 2016, if recognized, would affect the tax rate.

The Company’s policy with respect to recognition of interest and penalties on uncertain tax positions is to assess the likelihood, for each uncertain tax position, that any interest and penalties may be assessed by the relevant taxing authorities and, based on such assessment, record any significant interest and penalties as a component of income tax expense. In relation to the Company’s unrecognized tax positions, the Company has recorded $1.2 million and $0.6 million of accrued interest and penalties as of December 31, 2016 and 2015, respectively.

The Company’s federal income tax returns are closed to examination through the tax year ended May

8, 2013, not including amended returns filed for the tax years ended December 31, 2009 and 2010, as well as tax years with net operating losses. State and other income tax returns are generally subject to examination for a period of three to five years after the filing of the respective returns. The Company and its subsidiaries have various state and other income tax returns in the process of examination or administrative appeal.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(13)	Related Party Transactions

The Company conducts business with eight portfolio companies of THL. The Company recognized $21.2 million, $17.3 million and $16.0 million in total revenue from these related parties for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016 and December 31, 2015, $1.9 million and $0.9 million, respectively, remained outstanding from these related parties and is reflected as a Receivable, net on the Consolidated Balance Sheets. At December 31, 2016 and December 31, 2015, $0.1 million and $0.4 million remained outstanding to these related parties and is included in Accounts payable on the Consolidated Balance Sheets.

In connection with the equity investments at the closing of THL’s acquisition of CompuCom’s Parent, CompuCom entered into a management agreement (the Services Agreement) with THL Managers VI, LLC, an affiliate of THL. Under terms of the Services Agreement, THL provides the Company with certain general business, management, administrative and financial advice. In consideration of these and other services, the Company pays an annual fee to THL in an amount per year equal to the greater of 1) $1.5 million or 2) 1.0% of Consolidated Adjusted EBITDA (as defined in the Services Agreement) for the immediately preceding fiscal year. The management fee is paid in quarterly increments. The total expense recorded for services provided by THL were $1.5 million for all periods presented and is included in Selling, general and administrative expenses on the Consolidated Statements of Operations.

(14)	Restructuring Activities

In January 2016, the Company adopted a restructuring plan designed to lower costs and drive operational efficiency (the Restructuring Plan). As of December 31, 2016, the Company estimates that it will incur aggregate pre-tax charges pursuant to the Restructuring Plan of approximately $27.0 million throughout 2016 and 2017, consisting of approximately $17.9 million related to facilities costs, $6.4 million of employee-related costs, and $2.7 million of other miscellaneous costs. The Company expects most Restructuring Plan charges will be allocated to the Service segment. The Company incurred Restructuring Plan charges of $16.3 million for the year ended December 31, 2016, and these charges were included in the total estimated $27.0 million Restructuring Plan charges disclosed above.

The following table summarizes the Restructuring Plan activity incurred to date, including accrued balances as of December 31, 2016, which is included in Accounts payable and Accrued liabilities, in the Consolidated Balance Sheets (in thousands):

	For the year ended December 31, 2016
	Facilities	Employee-related	Other	Total
Liability as of December 31, 2015	$—	—	—	—
Gross charges	11,629	4,119	545	16,293
Reclassification of unfavorable lease liability	4,158	—	—	4,158
Cash payments	(6,059)	(629)	0	(6,688)

Liability as of December 31, 2016	$9,728	3,490	545	13,763

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Leases

The following schedule shows the composition of total rental expense for all operating leases (in thousands), which is included in Selling, general and administrative expenses on the Consolidated Statements of Operations:

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Rental expense	$11,543	14,102	14,804

CompuCom has noncancelable operating leases for facilities and equipment, which expire at various dates from 2017 to 2032. Future minimum lease payments under noncancelable operating leases as of December 31, 2016 are as follows (in thousands):

2017	$16,683
2018	18,862
2019	13,485
2020	11,452
2021	8,771
2022 and thereafter	48,228

Total minimum payments required	$117,481

On March 31, 1999, a lease agreement was entered into between Delaware Comp LLC and the Company to lease a building in Dallas, Texas for a 20 year term ending on March 31, 2019 (the Lease Agreement). During July 2016, the Lease Agreement had not expired, but the Company vacated the premises and ceased-use. As a result, the Company is required to establish a liability based on the remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property under ASC 420. The Company recorded a $6.4 million lease charge which is the incremental obligation in excess of the remaining unfavorable lease liability established as part of the accounting for the Acquisition. The total lease charge is included in Restructuring costs in the Consolidated Statements of Operations. The total remaining estimated liability as of December 31, 2016 was $9.4 million and is included in Accrued liabilities and Other long-term liabilities in the Consolidated Balance Sheets.

(16)	Pensions and Other Post Retirement Benefit Plans

(a)	Defined Contribution Plans

CompuCom has a defined contribution 401(k) matched savings plan (the Plan) which covers substantially all of its United States associates. The Plan allows associates to participate in the Plan on the first day of employment and contribute up to 60% of eligible compensation. CompuCom matches 50% of each participant’s qualifying contributions up to 3% of compensation. Amounts expensed relating to the Plan were $3.5 million, $3.2 million and $3.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

CompuCom Canada Co., a wholly owned subsidiary of the Company, has a defined contribution registered pension plan (the Canada Plan) which covers substantially all its Canadian associates. The Canada Plan allows for associate participation following the completion of 24 months of service. However, employees in the Quebec Province are allowed to participate in the Canada Plan upon their hire date. Eligible participants can contribute up to 12.5% of eligible compensation. Employees in Quebec can contribute up to 15.25% of eligible compensation. The Company contributes 1% of eligible pay for all members of the Canada Plan and matches 50% of each participant’s qualifying contributions up to 1% of eligible compensation. Amounts expensed relating to the Canada Plan were $2.3 million, $2.7 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(17)	Contingencies

(a)	Routine Litigation

CompuCom is involved in various claims and legal actions arising in the ordinary course of business. CompuCom records a provision for a liability when management believes that it is both probable that a liability has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of management, CompuCom has adequate provisions for any such matters, and the ultimate liability, if any, resulting from such claims and pending actions will not have a material adverse effect on the Company’s consolidated results of operations or financial position.

(b)	Security Interests

In the normal course of business, the Company may provide liens, encumbrances, and pledges against certain inventory and vendor receivable balances.

(18)	Concentration Risks

CompuCom maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Receivables from customers are generally unsecured. To reduce the concentration risk and overall risk of collection, CompuCom performs ongoing evaluations of its customers’ financial condition. To ensure a receivable balance is not overstated due to uncollectibility, an allowance for doubtful accounts is maintained as required under GAAP. At December 31, 2016 and 2015, no customer accounted for more than 10% of accounts receivable. No single customer accounted for more than 10% of total revenues during the years ended December 31, 2016, 2015 and 2014, respectively.

CompuCom has relationships with numerous original equipment manufacturers (OEM) in support of its Product business. The loss of a single OEM as a supplier, the deterioration of its relationship with a single OEM, or any unilateral modification of the contractual terms under which CompuCom is supplied equipment and components by a single OEM could adversely affect CompuCom’s revenue and gross margin.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19)	Supplemental Cash Flow Information

Supplemental disclosure of cash flow information was as follows (in thousands):

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Cash paid for income taxes, net	$(8,417)	(7,084)	(9,774)
Cash paid for interest, net of amounts capitalized	(40,673)	(41,218)	(42,136)

Supplemental disclosure of non-cash investing and financing activities was as follows (in thousands):

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Note issued by vendor to finance operational costs (a)	$11,892	—	—
Property and equipment additions incurred during the period but not paid at period end	1,779	311	—
Property and equipment additions due to build-to-suit lease transactions (b)	5,797	—	—
Parent contribution (c)	—	—	285

(a) The notes issued by vendors during the period are to finance service costs and subscription based software that is operational in nature. However, as the costs were financed through a note payable, the principal repayments will be classified in the financing section of the statement of cash flows in subsequent periods.

(b) The non-cash additions to property and equipment due to build-to-suit lease transactions are the result of the accounting requirements of ASC 840, Leases for those construction projects for which we are the “deemed owner” of the construction project as discussed more fully in Note 4, Property and equipment.

(c) THL Holdings, via Parent, relieved CompuCom of $0.3 million in tax liablities related to CompuCom’s utilization of THL Holdings’ stand-alone net operating loss carryforwards for the year ended December 31, 2014. The Term Loan and Senior Notes allow for the reimbursement of these funds in the form of a dividend as discussed in Note 10, Distributions.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(20)	Supplemental Information about Changes to Accumulated Other Comprehensive Loss

An analysis in the change in balance by component of Accumulated Other Comprehensive Loss is as follows for the twelve months ended December 31, 2016, 2015 and 2014 (in thousands):

	Components of Accumulated Other Comprehensive Loss
	For the year ended December 31,
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at December 31, 2013	$(140)	(77)	—	(217)
Other comprehensive loss before reclassifications, net of tax	(1,791)	(487)	—	(2,278)
Reclassifications, net of tax	—	55	—	55

Other comprehensive income (loss)	(1,791)	(432)	—	(2,223)

Balance at December 31, 2014	$(1,931)	(509)	—	(2,440)

Other comprehensive income (loss) before reclassifications, net of tax	(3,831)	(424)	43	(4,212)
Reclassifications, net of tax	—	622	—	622

Other comprehensive income (loss)	(3,831)	198	43	(3,590)

Balance at December 31, 2015	$(5,762)	(311)	43	(6,030)

Other comprehensive income (loss) before reclassifications, net of tax	243	(678)	—	(435)
Reclassifications, net of tax	—	477	—	477

Other comprehensive income (loss)	243	(201)	—	42

Balance at December 31, 2016	$(5,519)	(512)	43	(5,988)

Reclassifications out of Accumulated Other Comprehensive Loss are presented below for the twelve months ended December 31, 2016, 2015 and 2014 (in thousands):

	Reclassification Adjustments
	Year ended December 31,
Component Line Item	2016	2015	2014
Foreign currency hedges
Loss on settled hedges	$734	957	85
Tax impact	(257)	(335)	(30)

Total reclassifications, net of tax	$477	622	55

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(21)	Subsequent Events

The Company has evaluated all subsequent events through March 31, 2017, which represents the issuance date of this report, to ensure that this report includes appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2016, and events which occurred subsequent to December 31, 2016 but were not recognized in the consolidated financial statements.

On January 19, 2017, the Company acquired certain assets of EXT-IOT, LLC, a company engaged in the business of the development, marketing, sales and implementation of an internet of things offering and portfolio in Florida and across the United States. The total purchase price included cash consideration of $2.0 million and potential future cash consideration contingent on earnings targets.

As of March 31, 2017, there were no other subsequent events which require recognition or disclosure.